Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

WALGREENS BOOTS ALLIANCE, INC.,

RITE AID CORPORATION

and

VICTORIA MERGER SUB, INC.

Dated as of October 27, 2015

i

Exhibits:

Exhibit A	Certificate of Incorporation of the Surviving Corporation

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	72
Acquisition Proposal	43
Adjusted EBITDA	72
Adjusted Option	4
Adjusted Stock Award	5
Affiliate	73
Agreement	Preamble
Alternative Acquisition Agreement	40
Antitrust Law	73
Applicable Date	15
Bankruptcy and Equity Exception	13
Book-Entry Share	3
Business Day	73
Bylaws	2
Cancelled Shares	3
Capitalization Date	11
Cash-Out Option	4
Certificate	3
Certificate of Incorporation	11
Certificate of Merger	2
Change in Control	51
Change of Recommendation	45
Charter	2
Clean Room Agreement	73
Closing	2
Closing Date	2
Code	20
Collective Bargaining Agreements	21
Company	Preamble
Company 401(k) Plans	52
Company Agreement	51
Company Board	1
Company Bylaws	11
Company Common Stock	3
Company Credit Agreements	73
Company Disclosure Schedule	10
Company Divestiture Action	49
Company Material Owned Real Property	22
Company Material Real Property Leases	23
Company Notes	58
Company Notice	42
Company Owned Real Property	73
Company Payment Programs	28
Company Plan	73
Company Real Property Lease	73

Company Regulatory Agreements	28
Company Requisite Vote	13
Company Securities	12
Company Share	3
Company Stock Plans	74
Company Termination Fee	68
Confidentiality Agreement	50
Consents	46
Continuing Employees	51
Continuing Non-Union Employees	51
Continuing Union-Represented Employees	51
Contract	16
control	74
Conversion Ratio	74
D&O Insurance	54
Data Room	74
Debt Commitment Letter	33
Debt Financing	33
Debt Offer	58
DGCL	1
Discharge	74
Dissenting Shares	9
Divestiture Action	48
DOJ	47
Effective Time	2
End Date	66
Environmental Laws	26
Envision Acquisition	74
Equity Financing	74
ERISA	74
ERISA Affiliate	74
Exchange Act	14
Exchange Fund	6
Existing Facilities	37
Financial Advisor	26
Financing	63
Fixed Portion	5
Financing Sources	74
FTC	47
GAAP	75
Governmental Entity	75
Governmental Filings	75
Hazardous Materials	26
Healthcare and Insurance Regulatory Approvals	14

Healthcare Laws	75
HIPAA	75
HSR Act	14
Indemnified Parties	53
Indentures	76
Intellectual Property	76
IRS	19
Key Payors	18
knowledge	76
Law	76
Legal Restraints	64
Liens	22
Material Adverse Effect	76
Material Contract	18
Merger	1
Merger Sub	Preamble
NASDAQ	32
Notice Period	42
NYSE	12
Option	78
Parent	Preamble
Parent Disclosure Schedule	30
Parent Permitted Transaction	46
Parent Plans	51
Parent Price	78
Parent Shares	78
Parent Termination Fee	69
Parties	Preamble
Party	Preamble
Paying Agent	6
Payoff Amount	57
Payoff Letter	57
Per Share Merger Consideration	3
Performance Unit	78
Permanent Financing	63

Permits	14
Permitted Liens	22
Person	78
Preferred Stock	11
Proceeding	53
Proxy Statement	43
Recommendation	13
Representatives	39
Required Antitrust Action	48
Restricted Share	78
Retail Pharmacy	78
Rollover Option	4
Rollover Stock Award	4
RSU	78
SEC	15
SEC Reports	15
Securities Act	15
Senior Employee	78
Service Provider	78
Significant Partner	79
Software	79
Solvent	34
Stockholders Meeting	44
subsidiary	79
Subsidiary Shares	3
Superior Proposal	43
Surviving Corporation	1
Tax Return	25
Taxes	25
Transaction Litigation	55
UBS	33
UBS Bank	33
UBS Securities	33
Willful Breach	79

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 27, 2015 (this “Agreement”), is entered into by and among Rite Aid Corporation, a Delaware corporation (the “Company”), Walgreens Boots Alliance, Inc., a Delaware corporation (“Parent”), and Victoria Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties intend that, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned direct subsidiary of Parent;

WHEREAS, each of the boards of directors of the Company (the “Company Board”), Parent and Merger Sub has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, advisable and in the best interests of the Company, Parent and Merger Sub, respectively, and their respective stockholders and (b) approved this Agreement and the transactions contemplated hereby, including the Merger, in each case on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Company Board has, subject to the terms and conditions of this Agreement, unanimously resolved to recommend that the Company’s stockholders approve the adoption of this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated herein.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, at the Effective Time, (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned direct subsidiary of Parent and (iii) the separate corporate existence of the Company, with all of its properties, rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

SECTION 1.2 Closing. The closing for the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 9:00 a.m., New York City time, on the third (3rd) Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at the Closing) have been satisfied or waived in accordance with this Agreement or at such other time, place and date as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 1.3 Effective Time. As soon as practicable following the Closing, the Company and Parent will cause to be filed with the Secretary of State of the State of Delaware an executed certificate of merger with respect to the Merger (the “Certificate of Merger”) as provided in the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (the “Effective Time”).

SECTION 1.4 Certificate of Incorporation; Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to be in the form of Exhibit A and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or by applicable Law.

(b) Bylaws. At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided therein or by applicable Law, except that such bylaws shall be amended by Parent as of the Effective Time to change the name of the Surviving Corporation as used therein to “Rite Aid Corporation” and to contain such provisions as are necessary to give full effect to Section 1.4(a) and Section 6.10.

SECTION 1.5 Directors and Officers.

(a) The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, their respective stockholders or any other Person:

(a) Conversion of Shares of Company Common Stock. Each share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (each, a “Company Share”) (other than (i) Cancelled Shares, (ii) subject to the provisions of Section 2.4, the Dissenting Shares and (iii) Company Shares owned by any direct or indirect wholly owned subsidiary of the Company or Parent (which shares shall be converted into shares of common stock, par value $1.00 per share, of the Surviving Corporation, except that the number of such Company Shares owned by such subsidiaries may be adjusted following the Merger to maintain relative ownership percentages) (collectively, the “Subsidiary Shares”)) shall be converted into the right to receive $9.00 per share in cash, without interest (the “Per Share Merger Consideration”). From and after the Effective Time, each of the Company Shares that has been converted into the right to receive the Per Share Merger Consideration pursuant to this Section 2.1(a) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each (1) certificate (a “Certificate”) that immediately prior to the Effective Time represented any such Company Shares (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) or (2) non-certificated Company Share held in book-entry form representing any such Company Shares (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) (a “Book-Entry Share”) shall thereafter represent only the right to receive the Per Share Merger Consideration upon surrender in accordance with Section 2.3.

(b) Cancellation of Cancelled Shares. All Company Shares that are owned, directly or indirectly, by Parent, Merger Sub or the Company (including Company Shares held as treasury stock by the Company), and in each case not held on behalf of third parties, immediately prior to the Effective Time (collectively, the “Cancelled Shares”), shall automatically cease to be outstanding and be cancelled and shall cease to exist, and no consideration shall be delivered in exchanged therefor.

(c) Conversion of Shares of Merger Sub Common Stock. Each share of common stock, par value $1.00 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation except for those shares which shall remain outstanding pursuant to clause (iii) of Section 2.1(a), if any.

SECTION 2.2 Treatment of Options, Restricted Shares, Performance Units and RSUs.

(a) Treatment of Options.

(i) At the Effective Time, each vested Option (including, for the avoidance of doubt, any Option subject to accelerated vesting upon the consummation of the transactions contemplated by this Agreement) with a per share exercise price less than the Per Share Merger Consideration that is outstanding immediately prior to the Effective Time (each, a “Cash-Out Option”) shall automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Cash-Out Option to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the Cash-Out Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the per-share exercise price of such Cash-Out Option, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.3(e). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Cash-Out Options the cash payments described in this Section 2.2(a)(i) on or as soon as reasonably practicable after the Closing Date, but in any event within two (2) Business Days following the Closing Date.

(ii) At the Effective Time, each (A) unvested Option that is outstanding immediately prior to the Effective Time and (B) vested Option with a per share exercise price equal to or greater than the Per Share Merger Consideration that is outstanding immediately prior to the Effective Time (each option described in clauses (A) and (B), a “Rollover Option”) shall be converted into an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable to such Rollover Option immediately prior to the Effective Time, the number of Parent Shares equal to the product of (i) the number of shares of Company Common Stock subject to such Rollover Option immediately prior to the Effective Time multiplied by (ii) the Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares after aggregating each individual holder’s Option with the same exercise price. The exercise price per Parent Share subject to any such Adjusted Option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Common Stock subject to such Rollover Option immediately prior to the Effective Time divided by (B) the Conversion Ratio. Notwithstanding the foregoing, in all cases, (1) the exercise price of, and number of Parent Shares subject to, each Adjusted Option shall be determined as necessary to comply with Section 409A of the Code and (2) with respect to any Rollover Option to which Section 421 of the Code applies, the exercise price, the number of Parent Shares purchasable pursuant to each Adjusted Option and the terms and conditions of exercise of each Adjusted Option shall be determined in order to comply with Section 424 of the Code.

(b) Treatment of Restricted Shares and Performance Units. At the Effective Time, each Restricted Share and Performance Unit outstanding immediately prior to the Effective Time (each, a “Rollover Stock Award”) shall be converted into a restricted share award or performance share unit, as applicable, relating to the number of Parent Shares (each, an “Adjusted Stock Award”) equal to the product of (x) the number of shares of Company Common Stock relating to such Rollover Stock Award immediately prior to the Effective Time (in the case of the Performance Units for which the applicable performance period has not completed, the target number of shares of Company Common Stock) multiplied by (y) the Conversion Ratio, with any fractional shares rounded down to the next lower whole number of shares; provided, however, such rounding shall be applied on an aggregate basis to each individual holder and not on an award-by-award basis. Each Adjusted Stock Award shall be subject to the same terms, conditions and restrictions as were applicable to the converted Rollover Stock Award immediately prior to the Effective Time; provided that with respect to the Rollover Stock Awards that immediately prior to the Effective Time are Performance Units, at the Effective Time, (i) with respect to a pro rata portion of each Performance Unit award, determined on the Closing Date based on the number of days elapsed in the applicable performance period and applied to the target number of shares as contemplated by clause (x) of this Section 2.2(b) (such portion of any Performance Unit award, the “Fixed Portion”), the performance goals shall no longer apply and following the Effective Time the related Adjusted Stock Award shall be subject to service-based vesting only on the same schedule as was applicable to the related Performance Units immediately prior to the Effective Time, and (ii) the performance goals or conditions with respect to the remainder of each Performance Unit award (i.e., the portion of a Performance Unit award that is not the Fixed Portion) shall be adjusted in accordance with the methodology set forth in Section 2.2(b) of the Company Disclosure Schedule, and the related Adjusted Stock Awards, as a result, shall be subject to performance-based vesting and service-based vesting on the same schedule as was applicable to the related Performance Units immediately prior to the Effective Time.

(c) Treatment of RSUs. At the Effective Time, each RSU outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such RSU to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the RSU multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.3(e). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of RSUs the cash payments described in this Section 2.2(c) in accordance with the time and form of payment provisions applicable to each RSU.

(d) Corporate Actions.

(i) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 2.2(a), Section 2.2(b) and Section 2.2(c). As of the Effective Time, each holder of a Cash-Out Option or RSU shall cease to have any rights with respect thereto, except the right to receive the cash payments described in Section 2.2(a)(i) and Section 2.2(c), respectively. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Cash-Out Options or RSUs.

(ii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon exercise of the Adjusted Options and the vesting of the Adjusted Stock Awards assumed in accordance with this Section 2.2. As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the Parent Shares subject to such Adjusted Options and Adjusted Stock Awards, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Adjusted Options or Adjusted Stock Awards remain outstanding.

SECTION 2.3 Surrender of Company Shares and Payment.

(a) Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement with a paying agent selected by Parent and reasonably acceptable to the Company to act as agent for the holders of Company Common Stock in connection with the Merger (the “Paying Agent”) and to receive payment of the aggregate Per Share Merger Consideration to which the holders of Company Common Stock shall become entitled pursuant to this Article II. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in respect of Company Shares converted into the right to receive the Per Share Merger Consideration under Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Company Shares. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that (i) no such investment shall relieve Parent from making the payments required by this Article II, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States of America or short-term obligations guaranteed by the United States of America. Subject to Section 2.3(c), to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all applicable times maintained at a level sufficient to make such cash payments, and Parent (and, following the Effective Time, the Surviving Corporation) shall in any event be liable for payment thereof. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable in respect of Company Shares under Section 2.1(a) shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).

(b) Exchange Procedures.

(i) Transmittal Materials. As soon as reasonably practicable after the Effective Time (and in no event more than four (4) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail, or otherwise provide in the case of Book-Entry Shares, to each holder of record of Company Shares (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares): (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title shall pass (1) with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (2) with respect to Certificates, only upon delivery of the Certificates to the Paying Agent (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(f) to the Paying Agent), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for effecting the surrender of the Book-Entry Shares or Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(f)) to the Paying Agent in exchange for payment of the Per Share Merger Consideration.

(ii) Certificates. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.3(f)) to the Paying Agent in accordance with the terms of such transmittal materials and instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall instruct the Paying Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product of (A) the number of Company Shares previously represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.3(f)) multiplied by (B) the Per Share Merger Consideration, and the Certificate of such holder so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the aggregate Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time upon receipt by the Paying Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Company Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request), a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product of (A) the number of Company Shares previously represented by such Book-Entry Shares multiplied by (B) the Per Share

Merger Consideration, and the Book-Entry Shares of such holder so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company or if payment of the applicable Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, a check for any cash to be exchanged upon due surrender of the Certificate or Book-Entry Share may be issued to such transferee or other Person if the Certificate or Book-Entry Share formerly representing such Company Shares is presented to the Paying Agent accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(v) Until surrendered as contemplated by this Section 2.3(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration as contemplated by this Article II. The Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Company Shares for the Per Share Merger Consideration.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto and the proceeds of any investments thereof) that remains unclaimed by the holders of Company Shares for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation or its designees. Any holder of Company Shares (other than Cancelled Shares, or Dissenting Shares) who has not theretofore exchanged Company Shares for the Per Share Merger Consideration in accordance with this Article II shall thereafter be entitled to look to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or acceptable evidence of Book-Entry Shares, without any interest thereon in accordance with the provisions set forth in Section 2.3(b), and Parent shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of their claim for the Per Share Merger Consideration payable upon due surrender of their Certificates or Book-Entry Share. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d) Transfers. From and after the close of business on the day on which the Effective Time occurs, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the

Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II. The Per Share Merger Consideration paid upon the surrender of Certificates (or upon receipt by the Paying Agent of an “agent’s message,” in the case of Book-Entry Shares) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificates or such Book-Entry Shares.

(e) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, Cash-Out Options or RSUs such amounts as it is required to deduct and withhold with respect to the making of such payment (and, with respect to the RSUs, the vesting of such RSUs) under U.S. federal tax Law or any other applicable state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Paying Agent or Parent, as the case may be, such withheld amounts (i) shall be promptly remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) in accordance with applicable Law, shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares, Cash-Out Options or RSUs in respect of which such deduction and withholding was made by the Surviving Corporation, the Paying Agent or Parent, as the case may be.

(f) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product of (i) the number of Company Shares represented by such lost, stolen or destroyed Certificate multiplied by (ii) the Per Share Merger Consideration.

SECTION 2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and as to which the holders thereof have properly demanded appraisal in accordance with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL, at which time such Company Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 2.1(a), without interest and after giving effect to any required Tax withholdings pursuant to Section 2.3(e) and such Company Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Company Shares. Each holder of Dissenting Shares shall only be entitled to such consideration as may be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL. The Company shall give Parent prompt notice of any demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company or any of its Representatives relating to stockholders’ rights of appraisal and Parent shall be entitled to direct all negotiations and proceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands, except as required by applicable Law.

SECTION 2.5 Adjustments. In the event that the number of Company Shares or securities convertible or exchangeable into or exercisable for Company Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Company Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, or other similar transaction, the Per Share Merger Consideration shall be appropriately adjusted to provide the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) other than with respect to Section 3.3(a) and the first sentence and clause (i) of the second sentence of Section 3.3(b), as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after March 1, 2014 and publicly available no less than one (1) Business Day prior to the date of this Agreement (excluding any disclosures set forth therein under the heading “Risk Factors” (other than factual information contained therein) or in any “forward-looking statements” disclaimer or other section to the extent they are similarly predictive or forward-looking in nature) or (ii) as set forth in the corresponding sections or subsections of the disclosure schedules delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face:

SECTION 3.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case of clauses (i) and (ii), in the case of subsidiaries of the Company, where the failure to be so qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth the Company’s or its subsidiaries’ direct or indirect ownership interest, as of the date of this Agreement, in any Person not directly or indirectly wholly owned by the Company, other than securities in a publicly traded company held for investment by the Company or any of its subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such Person. All “significant subsidiaries” (as such term is defined under Regulation S-X) and their respective jurisdictions of organization are identified as such in the SEC Reports.

SECTION 3.2 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent in the Data Room a correct and complete copy of the amended and restated certificate of incorporation, as amended as of the date hereof (the “Certificate of Incorporation”), and the amended and restated bylaws, as amended as of the date hereof (the “Company Bylaws”), of the Company. The Certificate of Incorporation and the Company Bylaws are in full force and effect as of the date hereof. The Company has made available to Parent in the Data Room prior to the date of this Agreement complete and correct copies of the certificates of incorporation and bylaws or comparable governing documents, each as amended as of the date hereof, of each of its “significant subsidiaries” (as such term is defined under Regulation S-X), and each as so delivered is in full force and effect as of the date hereof. The Company is not in violation of any provision of its Certificate of Incorporation or Company Bylaws in any respect material to the Company and its subsidiaries, taken as a whole.

SECTION 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 1,500,000,000 shares of Company Common Stock, and (ii) 20,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). As of the close of business on October 23, 2015 (the “Capitalization Date”):

(i) 1,046,237,000 shares of Company Common Stock were issued and outstanding, other than Restricted Shares;

(ii) no shares of Preferred Stock were issued or outstanding;

(iii) no shares of Company Common Stock were held by the Company in its treasury;

(iv) there were (A) Options outstanding with a weighted average exercise price of $2.703, entitling the holders thereof, upon exercise, to receive an aggregate of up to 39,813,000 shares of Company Common Stock, (B) 5,195,000 Restricted Shares outstanding, (C) 4,647,000 Performance Units (assuming the target number of Performance Units) outstanding and (D) 100,000 RSUs outstanding, in each such case as granted or provided for under the Company Stock Plans.

(b) From the close of business on the Capitalization Date through the date of this Agreement, no Company Shares, Options, Restricted Shares, Performance Units, RSUs or other rights to purchase or receive (or that are valued by reference to) Company Shares have been granted or issued, except for Company Shares issued pursuant to the exercise of Options, the vesting of Restricted Shares, the vesting of Performance Units or the vesting of RSUs, in each case that were outstanding on the Capitalization Date and in accordance with their terms. Except as set forth in Section 3.3(a), as of the date of this Agreement, (i) there are not outstanding, authorized or reserved for issuance any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (C) options, warrants, calls, phantom stock or other rights to acquire from the Company, or obligations of the Company to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company or (D) rights issued by the Company or any subsidiary of the Company that are linked to, or based upon, the value of shares of capital stock or voting securities of the Company (collectively, “Company Securities”), and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. All outstanding Company Shares, and all Company Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights. Each of the outstanding shares of capital stock or other voting securities of each of the Company’s subsidiaries is (i) duly authorized, validly issued, fully paid and nonassessable, to the extent such concept is applicable, (ii) owned by the Company or another subsidiary of the Company and (iii) owned free and clear of all Liens and limitations in voting rights (other than (x) Permitted Liens described in clause (F) of the definition thereof and (y) transfer and other restrictions under applicable federal and state securities Laws). There are not outstanding or authorized any (A) securities of any of the Company’s subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any such subsidiary, (B) preemptive rights, options, warrants, calls, phantom stock, conversion rights, redemption rights, repurchase rights or other rights to acquire from the Company or any of the Company’s subsidiaries, or obligations of the Company or any of the Company’s subsidiaries to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of any such subsidiary or (C) rights issued by the Company or a Company subsidiary that are linked to, or based upon, the value of shares of capital stock or other voting securities of the Company’s subsidiaries. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter pursuant to the terms thereof. No subsidiary of the Company owns any shares of Company Common Stock.

(c) Section 3.3(c) of the Company Disclosure Schedule contains a correct and complete list of Cash-Out Options, Rollover Options, Restricted Shares, Performance Units and RSUs, including the holder, date of grant, vesting schedule, number of shares of Company Common Stock covered by or subject to the award (including, with respect to Performance Units, the target and maximum number of shares of Company Common Stock subject to the award), the Company Stock Plan under which the award was granted and, where applicable, exercise price and term. All grants of Options, Restricted Shares and Performance Units and RSUs were validly issued and properly approved by the Company Board (or a committee thereof) in accordance with the applicable Company Stock Plan and applicable Law, including the applicable requirements of the New York Stock Exchange (the “NYSE”).

SECTION 3.4 Authority. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders Meeting, or any adjournment or postponement thereof, to adopt this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”). The Company Board, at a duly called and held meeting, has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company’s stockholders, approved this Agreement and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the Merger (the “Recommendation”) and (b) directed that this Agreement be submitted to the stockholders of the Company for their adoption. The only vote of the stockholders of the Company required to adopt and approve this Agreement and the transactions contemplated hereby is the Company Requisite Vote.

SECTION 3.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, (i) subject to obtaining the Company Requisite Vote, conflict with or violate the Certificate of Incorporation or Company Bylaws, (ii) conflict with or violate the certificates of incorporation, bylaws or the comparable governing documents of any subsidiary of the Company, (iii) assuming that all consents, approvals, authorizations and Permits contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings and notifications described in such clauses of subsection (b) below have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its subsidiaries or any of their respective assets or properties or (iv) result in any breach or violation of or constitute a default (or an event, which, with notice or lapse of time or both, would become a default) or result in the loss of a benefit to which the Company or its subsidiaries are entitled under, give rise to any right of termination, cancellation, adverse amendment or acceleration of, require notice or consent under, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets or properties of the Company or any of its subsidiaries pursuant to, any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or their respective assets or properties are bound, except, in the case of clauses (ii), (iii) and (iv), for any such conflict, violation, Lien, breach, default, loss, right, requirement of notice or consent or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not require any Governmental Filings, except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), and state securities, takeover and “blue sky” laws, (ii) filings or notifications required under, and compliance with other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (including the filing of a premerger “Notification and Report Form” by the Company under the HSR Act), (iii) filings required under, and compliance with other applicable requirements of, the NYSE, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) the Governmental Filings described in Section 3.5(b) of the Company Disclosure Schedule (collectively, the “Healthcare and Insurance Regulatory Approvals”) and (vi) any such Governmental Filings the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.6 Compliance with Laws; Permits; Investigations.

(a) Since the Applicable Date, the business of the Company and its subsidiaries has been, and is being, conducted in compliance with all Laws applicable to the Company or any of its subsidiaries, except for such failures in compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and the Company and its subsidiaries have not received any written notice or, to the Company’s knowledge, any other communication of any non-compliance with any such Laws, except for any such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company and its subsidiaries has all required governmental licenses, permits, certificates, approvals, and authorizations (“Permits”) necessary for it to conduct its business and to own and operate its properties and assets, as conducted, owned and operated as of the date hereof, except where the failure to have such Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, all such Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, there are no actions pending or, to the knowledge of the Company, threatened in writing, that seek the revocation, cancellation or adverse modification of any Permit, except where such revocation, cancellation or adverse modification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) As of the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries has since the Applicable Date been charged by any Governmental Entity with, or to the knowledge of the Company, investigated for, a violation of any Antitrust Law applicable to the Company or any of its subsidiaries or entered any settlement, memorandum of understanding or similar agreement with a Governmental Entity in respect of a violation or alleged violation of any such Antitrust Law, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

SECTION 3.7 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has timely filed or otherwise furnished all material forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since March 3, 2012 (the “Applicable Date”) (all such forms, reports, statements, certificates and other documents filed or furnished since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”). As of their respective filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement. Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. None of the Company’s subsidiaries is as of the date hereof, or has been since the Applicable Date, subject to the reporting requirements of Section 13 or 15(b) of the Exchange Act.

(b) The audited consolidated financial statements of the Company (including all notes thereto) and its subsidiaries included in the SEC Reports have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and their consolidated results of operations, comprehensive income (loss), cash flows and stockholders’ equity (deficit) for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the SEC Reports have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated therein in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and their consolidated results of operations, comprehensive income (loss), cash flows and stockholders’ equity (deficit) for the periods indicated (subject to normal and recurring period-end adjustments and to any other adjustments described therein or in the notes thereto).

(c) The Company maintains disclosure controls and procedures required by Rules 13a-15 and 15d-15 of the Exchange Act. Such internal controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Such internal controls are sufficient to provide reasonable assurance in all material respects regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes, in each case, in accordance with GAAP. The Company has disclosed based on its most recent evaluation of internal controls prior to the date of this Agreement to the Company’s auditors and the audit committee of the Company Board (A) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 13a-15(f) of the Exchange Act.

(d) Except (i) as reflected, accrued or reserved against in the Company’s unaudited consolidated balance sheet as of August 29, 2015 or the notes thereto included in the Company’s SEC Reports, (ii) for liabilities or obligations incurred in the ordinary course of business since August 29, 2015 and (iii) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or in the notes thereto), other than those which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.8 Contracts.

(a) Except (i) for this Agreement, (ii) for the Contracts filed as exhibits to the SEC Reports filed prior to the date of this Agreement, (iii) for the Company Plans and Company Stock Plans, (iv) for any contracts (other than, with respect to clauses (xii) and (xv) of this Section 3.8, any contracts with Key Payors or Significant Partners) that are terminable (and will continue to be terminable after the Effective Time) by the Company or any of its subsidiaries party thereto on no more than sixty (60) days’ notice without material penalty or other liability and (v) as set forth in Section 3.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries, as of the date hereof, is party to or bound by any legally binding note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument, obligation or arrangement (each, a “Contract”) that:

(i) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) contains covenants binding upon the Company or any of its subsidiaries, in each case that are material to the Company and its subsidiaries, taken as a whole, that (A) restrict the ability (other than to the extent described in clause (C)(1) below) of the Company (or, following the Effective Time, the Surviving Corporation) or any of its subsidiaries or Affiliates to engage or compete in any business or sell, supply, acquire, license or distribute any product or service, in each case, in any market or geographic area, with any Person or during any period of time, or that would require the disposition of any material assets or line of business of the Company or its subsidiaries, or, in each case, after the Effective Time, Parent or its subsidiaries, (B) (1) grant “most favored nation” status to another Person and (2) pursuant to such Contract the Company or any of its subsidiaries collectively received, during the twelve (12) month period ended September 26, 2015, more than $50,000,000 or (C) (1) include exclusive or preferred purchasing arrangements or similar provisions expressly obligating the Company or any of its subsidiaries to obtain all of its requirements for, or a minimum quantity of, certain merchandise exclusively from any vendor for merchandise resold by the Company or any of its subsidiaries, except, in each case, any purchase orders entered into in the ordinary course of business and (2) pursuant to such Contract the Company or any of its subsidiaries collectively paid, during the twelve (12) month period ended September 26, 2015, more than $50,000,000;

(iii) is a services agreement, equipment lease, logistics agreement, information technology agreement or agreement related to software (other than any architectural or construction-related Contract) in connection with which or pursuant to which the Company or any of its subsidiaries collectively paid, during the twelve (12) month period ended September 26, 2015, more than $50,000,000 to any Person;

(iv) other than with respect to any partnership or limited liability company that is wholly owned by the Company or any of its wholly owned subsidiaries, is a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any joint venture, partnership, limited liability company or other similar Person, in each case, that is material to the Company and its subsidiaries, taken as a whole;

(v) is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond or any other Contract relating to indebtedness for borrowed money or the deferred purchase price for property, in each case having an outstanding amount in excess of $5,000,000 individually, other than any such Contract between or among any of the Company and any of its subsidiaries;

(vi) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries, prohibits the pledging of the capital stock of the Company or any subsidiary of the Company, prohibits the issuance of guarantees by the Company or any subsidiary of the Company or grants any rights of first refusal or rights of first offer or similar rights or that limits or proposes to limit the ability of the Company or any of its subsidiaries or Affiliates to sell, transfer, pledge or otherwise dispose of any assets or businesses, in each case, that is material to the Company and its subsidiaries, taken as a whole;

(vii) is an agreement under which the Company or any of its subsidiaries has any obligations to make a capital contribution to, or other investment in the securities of, any Person (other than (x) to the Company or any of its wholly owned subsidiaries, (y) extensions of credit in the ordinary course of business consistent with past practice and (z) investments in marketable securities in the ordinary course of business), in each case, that is material to the Company and its subsidiaries, taken as a whole;

(viii) is an agreement with respect to any acquisition or divestiture (other than, for the avoidance of doubt, for acquisitions or dispositions of inventory, merchandise, products, services, properties and assets in the ordinary course of business) pursuant to which the Company or any of its subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $10,000,000;

(ix) is between the Company or any of its subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent (5%) or more of the outstanding Company Shares or any of their respective Affiliates, on the other hand, except for any Company Plan;

(x) contains a standstill or similar agreement that will be in effect as of the Closing pursuant to which the Company or any of its subsidiaries has agreed not to acquire assets or securities of another Person;

(xi) contains a put, call or similar right pursuant to which the Company or any of its subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets, in each case with a value in excess of $10,000,000;

(xii) is with a Significant Partner;

(xiii) is a Company Material Real Property Lease;

(xiv) is a Contract (including purchasing agreements, group purchasing agreements and excluding work orders, statements of work, purchase orders and similar contracts) pursuant to which the Company or any of its subsidiaries collectively paid, during the twelve (12) month period ended September 26, 2015, more than $50,000,000 to any Person; or

(xv) is with any of the Company’s top twenty (20) commercial payors (measured by prescription revenue of the Company during the twelve (12) month period ended on September 26, 2015) (the “Key Payors”).

(b) Each Contract set forth or required to be set forth in Section 3.8 of the Company Disclosure Schedule or filed as an exhibit (or incorporated by reference) to the SEC Reports filed prior to the date of this Agreement as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (and to the extent so disclosed as a “material contract” under Regulation S-K in force as of the date hereof) is referred to herein as a “Material Contract”. Each of the Material Contracts is valid and binding on the Company or its subsidiaries party thereto, as applicable, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires in accordance with its terms and (ii) for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof (x) the Company and its subsidiaries have in all material respects performed all obligations required to be performed by them under each Material Contract and, to the knowledge of the Company, each other party to each Material Contract has in all material respects performed all obligations required to be performed by it under such Material Contract, (y) neither the Company nor any of its subsidiaries have received written notice from any other party to a Material Contract that such other party intends to terminate any such Material Contract (except in accordance with the terms thereof) and (z) there is no default under any Material Contract by the Company or any of its subsidiaries and, to the knowledge of the Company, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its subsidiaries.

SECTION 3.9 Absence of Certain Changes and Events. Since August 29, 2015 through the date of this Agreement, (a) the Company and its subsidiaries have conducted their business in all material respects in the ordinary course and have not taken any action that, if such action occurred between the date hereof and the Effective Time, without the consent of Parent, would constitute a breach of clauses (ii), (v), (vi), (vii), (viii), (xiii), (xv) or (xviii) of Section 5.1 and (b) there has not occurred a Material Adverse Effect.

SECTION 3.10 Absence of Litigation. As of the date hereof, there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such Proceeding that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective assets or properties is or are subject to any order, writ, judgment, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their subsidiaries and are not disproportionately adverse to the Company and its subsidiaries) except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations pending or threatened regarding any accounting practices of the Company or any of its subsidiaries.

SECTION 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan.

(b) With respect to each material Company Plan, prior to the date hereof, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any, and (v) all pending applications for rulings, determination letters, opinions, no action letters and similar documents filed with any governmental agency (including the United States Department of Labor and the IRS).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable Laws, (ii) with respect to each Company Plan, as of the date of this Agreement, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened and (iii) neither the Company nor any of its subsidiaries has engaged in a transaction in connection with which the Company or any of its subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification.

(d) No Company Plan is and neither the Company nor any of its current or former subsidiaries or ERISA Affiliates sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e) There are no Company Plans maintained for the benefit of employees outside of the United States.

(f) Neither the Company nor any Company subsidiary sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits, including life insurance and health coverage (other than health care continuation coverage as required by applicable Law).

(g) Neither the Company nor any Company subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any Service Provider for any Taxes incurred by such Service Provider, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(h) Except as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any material payment from the Company or any of its subsidiaries becoming due, or material increase in the amount of any compensation due, to any Service Provider, (ii) materially increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Company Plan) or vesting of any compensation or benefits payable to or in respect of any Service Provider or (iv) limit or restrict the right of the Company to merge, amend or terminate any Company Plan. Without limiting the generality of the foregoing, no amount payable to any Service Provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) under any Company Plan or other compensation arrangement would be nondeductible under Section 280G or 162(m) of the Code.

(i) A correct and complete list of cash-settled performance units granted pursuant to any Company Stock Plan and outstanding as of the date hereof has been made available to Parent prior to the date hereof.

SECTION 3.12 Labor and Employment Matters.

(a) As of the date hereof, no union or other labor organization has been recognized or certified as the representative of any employees of the Company or any subsidiary of the Company for purposes of collective bargaining, and neither the Company nor any subsidiary of the Company is a party to any collective bargaining agreement or any other agreement currently in effect with any labor organization or other representative of any employees of the Company or any subsidiary of the Company (the “Collective Bargaining Agreements”), nor is any such agreement being negotiated by the Company or any subsidiary of the Company as of the date hereof.

(b) To the Company’s knowledge, as of the date hereof, there is no union organizing activity ongoing among the employees of the Company or any subsidiary of the Company, nor has any union or labor organization made any demand for recognition. As of the date hereof and since the Applicable Date, there are and have been no strikes, work stoppages, slowdowns, lockouts or similar labor disputes pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries as of the date hereof, in each case, that would be material to the Company and its subsidiaries, taken as a whole.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there are no actions, charges, complaints, government investigations or other proceedings pending against the Company or any of its subsidiaries by or before any judicial, administrative or arbitral tribunal, board, authority, agency, body or court which arise out of labor and employment, as of the date hereof, and (b) the Company and each of its subsidiaries is in material compliance with all applicable Laws relating to employment matters, including the payment of wages for all time worked, the payment of overtime, the engagement of individuals as contractors, plant closing and mass layoff notice requirements under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law, and the provision of meal, rest and other breaks. As of the date hereof, there are no grievances pending against the Company or any of its subsidiaries by or before any judicial, administrative or arbitral tribunal, board, authority, agency, body or court arising out of labor and employment or relating to union recognition, accretion, or card check/neutrality agreements between the Company and any union except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

SECTION 3.13 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all insurance policies of the Company and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its subsidiaries operate, and as is sufficient to comply with applicable Law, (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, (c) to the knowledge of the Company, as of the date hereof, no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (d) no notice of cancellation or termination, other than pursuant to the expiration of a term, has been received with respect to any such policy.

SECTION 3.14 Properties.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a subsidiary of the Company (i) has good, marketable and fee simple title to the Company Owned Real Property and (ii) holds a valid leasehold interest in all properties subject to a Company Real Property Lease, in each case free and clear of all liens, encumbrances, pledges, security interests, adverse claims, mortgages, deeds of trust, hypothecations, charges or conditional sale or similar restrictions (“Liens”), except in all cases for (A) statutory liens securing payments not yet due or delinquent or which are being contested in good faith, (B) (i) such minor title defects or irregularities of title, non-monetary Liens, charges, easements, rights of way, covenants and other restrictions or encumbrances and (ii) such matters which would be shown by a current title report or other similar report and any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection, as do not, in each case, materially affect the use, occupancy or marketability of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (C) encumbrances for current Taxes or other governmental charges not yet due or delinquent, or for Taxes that are being contested in good faith by appropriate proceedings, (D) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (E) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business for amounts not yet past due or that are being contested in good faith by appropriate proceedings and (F) liens, mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company (items in clauses (A) through (F) referred to herein as “Permitted Liens”). Section 3.14(a)(i) of the Company Disclosure Schedule contains a true and complete list of all real properties (by name and location) owned by the Company or any of its subsidiaries as of the date hereof, in each case that are material to the Company and its subsidiaries, taken as a whole, (the “Company Material Owned Real Property”). The leases for real properties set forth on Section 3.14(a)(ii) of the Company Disclosure Schedule shall be referred to herein as the “Company Material Real Property Leases”.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) as of the date hereof, neither the Company nor any subsidiary has received any written notice of any condemnation, requisition or taking by a Governmental Entity with respect to Company Owned Real Property nor, to the knowledge of the Company, has any such condemnation been threatened in writing or contemplated, (ii) there are no unexpired option agreements, rights of first refusal or similar rights with respect to the Company Owned Real Property, and (iii) none of the Company nor any of its subsidiaries is in default or breach of any Company Real Property Lease, and, to the knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute a default or breach of any Company Real Property Lease by any of the Company or its subsidiaries.

SECTION 3.15 Tax Matters.

(a) The Company and each of its subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income and other Tax Returns (as defined below) that are material to the Company and its subsidiaries, taken as a whole, required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (B) have duly and timely paid all Taxes (as defined below) that are material to the Company and its subsidiaries, taken as a whole, and that are required to be paid (whether or not shown as due on such Tax Returns), except with respect to matters contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case with respect to any such Taxes or Tax assessment or deficiency that are material to the Company and its subsidiaries, taken as a whole, which such waiver or extension is currently in effect.

(b) The financial statements contained in the SEC Reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes that are material to the Company and its subsidiaries, taken as a whole, payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP. To the knowledge of the Company, the Taxes payable by the Company and the subsidiaries of the Company since the date of the financial statements contained in the last SEC Reports through the Closing Date with respect to all taxable periods and portions thereof through the Closing Date will not exceed such reserve as adjusted through the Closing Date for the passage of time and ordinary course business operations of the Company and its subsidiaries that is material to the Company and its subsidiaries, taken as a whole.

(c) As of the date hereof, there are no pending Tax audits, examinations, investigations or other proceedings with respect to the Company or any of its subsidiaries that are material to the Company and its subsidiaries taken as a whole. As of the date hereof, to the knowledge of the Company, no such audits, investigations or proceedings have been threatened in writing, in each case, that are material to the Company and its subsidiaries, taken as a whole.

(d) There are no Liens on any of the assets of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

(e) Neither the Company nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) Neither the Company nor any of its subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law or (B) is a party to, is bound by or has an obligation under any Tax sharing, indemnity or allocation agreement (other than those contained in commercial agreements or contracts not primarily related to Tax and entered into in the ordinary course of business or any agreement among or between only the Company and/or any of its subsidiaries).

(g) Neither the Company nor any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two (2) year period ending on the date of this Agreement.

(h) As of the date hereof, no claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not as of the date hereof file a Tax Return that the Company or any subsidiary is or may be subject to amounts of taxation by, or is required to file any Tax Return in, that jurisdiction, in each case, with respect to any such amounts or Tax Return that is material to the Company and its subsidiaries, taken as a whole.

(i) As of the date hereof, no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings have been entered into or issued by any Tax authority with respect to the Company or any subsidiary that will have any effect after Closing with respect to any amounts or items that are material to the Company and its subsidiaries, taken as a whole.

(j) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each subsidiary of the Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax authority, in each case, with respect to any such Taxes that are material to the Company and its subsidiaries, taken as a whole.

(k) Neither the Company nor any subsidiary of the Company will be required to include amounts in income, or exclude items of deduction, in a taxable period ending after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code, (iv) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing Date or (v) an election under Section 108(i) of the Code, in each case, with respect to any such amounts or items that are material to the Company and its subsidiaries, taken as a whole.

(l) For purposes of this Agreement:

(i) “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, severance, stamp, payroll, sales, ad valorem, employment, unemployment, disability, use, property, withholding, transfer, excise, license, production, value added, alternative or add on minimum, occupancy and other taxes, customs, duties, governmental fees, escheats, or assessments or charges of a similar nature imposed by any Governmental Entity, including as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; and

(ii) “Tax Return” means all returns and reports or similar statements (including elections, declarations, disclosures, schedules, claim for refund, amended returns, estimates and information returns and any attached schedules) filed or required to be filed with respect to any Tax.

SECTION 3.16 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its subsidiaries exclusively own all of their Intellectual Property registrations and applications and all of their material unregistered proprietary Intellectual Property, free and clear of all Liens except Permitted Liens, (ii) the Company’s use and exploitation of such Intellectual Property and the Company’s and its subsidiaries’ conduct of their businesses has not, since the Applicable Date, and does not, infringe, dilute or misappropriate the Intellectual Property of any third party, and to the knowledge of the Company, the Company’s and its subsidiaries’ Intellectual Property that is material to the Company and its subsidiaries, taken as a whole, is not being infringed, diluted or misappropriated by any third party, (iii) the Company and its subsidiaries take commercially reasonable actions to protect and maintain their trade secrets and confidential information that is material to the Company and its subsidiaries, taken as a whole, (iv) all Intellectual Property registrations and applications owned by the Company and its subsidiaries and that are material to the Company and its subsidiaries, taken as a whole, are subsisting and unexpired and are valid and enforceable, (v) as of the date hereof, neither the Company nor any of its subsidiaries is a party to any Proceeding and no Proceeding is pending or threatened in writing (including “cease and desist” letters and invitations to take a patent license) against any of them, in each case, that challenges the validity, enforceability or ownership of, or the right to use, sell or license their Intellectual Property or alleges that the Company or its subsidiaries have infringed, diluted or misappropriated the Intellectual Property of any third party and (vi) to the knowledge of the Company, no Person other than authorized employees possesses any material proprietary source code of the Company or its subsidiaries or the current or contingent right to access or possess same other than in the ordinary course of business and pursuant to binding obligations of confidentiality.

(b) Section 3.16(b) of the Company Disclosure Schedule identifies as of the date of this Agreement, a complete list of all Intellectual Property registrations and applications owned by the Company or its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, indicating for each applicable item the registration or application number, the record owner, the date filed or issued and the applicable filing jurisdiction.

SECTION 3.17 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any of its subsidiaries is in violation of or, to the knowledge of the Company, has incurred any liability under any Environmental Law, (ii) the Company and its subsidiaries have all Permits required under any applicable Environmental Laws and are in compliance with the requirements of such Permits, (iii) as of the date hereof, there are no pending or, to the knowledge of the Company, threatened Proceedings relating to any Environmental Law against the Company or any of its subsidiaries, (iv) to the knowledge of the Company, there are no events or circumstances, including contamination, at any of the Company Owned Real Property or the real property subject to the Company Real Property Leases or any other property for which the Company is or is reasonably expected to be liable or has been alleged to be liable, that would reasonably be expected to result in liability of, or form the basis of an order for cleanup or remediation, or of a Proceeding by any private party or Governmental Entity, against or affecting, the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws and (v) the Company has made available all environmental assessments, reports and studies (or accurate and complete summaries thereof) on all matters, in each case that is material to the Company and its subsidiaries, taken as a whole.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” means Laws relating to the protection of the environment or natural resources, or to human exposure to Hazardous Materials, the release or threatened release of Hazardous Materials, or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, Hazardous Materials.

“Hazardous Materials” means any substance regulated as a hazardous substance, hazardous waste, toxic substance, pollutant, contaminant or words of similar import under any Law relating to the protection of the environment, including petroleum or petroleum products.

SECTION 3.18 Opinion of Financial Advisor. Citigroup Global Markets Inc. (the “Financial Advisor”) has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated the date of this Agreement, to the effect that, as of the date of such opinion, and based on, and subject to, the assumptions, limitations, qualifications and other matters set forth in the Financial Advisor’s written opinion, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates), a copy of which opinion will be delivered to Parent solely for informational purposes promptly following receipt thereof by the Company.

SECTION 3.19 Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company, any of its subsidiaries or any of their respective officers, directors or employees. Prior to the date of this Agreement, the Company has made available to Parent a copy of all Contracts pursuant to which the Financial Advisor is entitled to any fees and expenses from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement (which Contracts may be redacted with respect to terms that do not relate to the transactions contemplated by this Agreement).

SECTION 3.20 Compliance with Healthcare Laws and Regulations.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries is conducting and has conducted its business and operations in compliance with, and neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors or employees, has engaged in any activities that would constitute a violation of any Healthcare Laws.

(b) The Company and each of its subsidiaries has complied with all applicable Healthcare Laws relating to the operation of its businesses, and are not subject to any sanction or other adverse action by any Governmental Entity with respect to such matters, except for such failures to comply or such sanctions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Other than as would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) as of the date hereof, neither the Company nor any of its subsidiaries has received any written notice, citation, suspension, revocation or communication from any Governmental Entity, including any subpoena or investigative demand, alleging noncompliance with any Healthcare Laws; (ii) as of the date hereof, the Company is not in receipt of any civil, criminal or administrative subpoena, request for information, action, suit, complaint, notice, letter, hearing, or investigation related to noncompliance with any Healthcare Laws pending against the Company or any of its subsidiaries; (iii) as of the date hereof, there has not been any violation of any Healthcare Laws by the Company or any of its subsidiaries in its submissions or reports to any Governmental Entity that would reasonably be expected to require investigation, corrective action, self-reporting, or enforcement action; (iv) neither the Company nor any of its subsidiaries, nor, as of the date hereof, to the knowledge of the Company any of their respective directors, officers, employees or contractors has been (A) suspended, debarred or excluded from participation in Medicare, Medicaid or any other federal or state healthcare program or is subject to an action or investigation that is reasonably likely to result in such a suspension, debarment or exclusion nor is any such suspension, debarment or exclusion threatened or pending, (B) assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (C) convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance or (D) listed on the General Services Administration Excluded Parties List System; (v) neither the Company nor any of its subsidiaries (A) is party to or subject to any corporate integrity agreement, deferred prosecution agreement, consent order, consent decree or other settlement agreement with any Governmental Entity relating to any alleged violation of Healthcare Laws, (B) since the Applicable Date, has adopted any board resolutions at the request of any Governmental Entity, in each case relating to Healthcare Laws or restricting the conduct of its business or that impacts upon the management or operation of its business in any material adverse manner (collectively, “Company Regulatory Agreements”) or (C) since the Applicable Date, has received written notice from any Governmental Entity that such Governmental Entity is considering issuing or requesting or investigating the possible issuance or request for any Company Regulatory Agreement; (vi) neither the Company nor any of its subsidiaries is subject to any order, judgment, injunction, award, or decree adopted or imposed by any Governmental Entity relating to any alleged violation of Healthcare Laws; and (vii) all reports, documents, applications, and notices required to be filed, maintained or furnished to any Governmental Entity or any private or government payment program, in each case that are material to the Company and its subsidiaries, taken as a whole, have been so filed, maintained or furnished and all such reports, documents, applications and notices were true, complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(d) The Company and each of its subsidiaries meets all of the applicable requirements of participation, coverage, and enrollment for, in each case that are material to the Company and its subsidiaries, taken as a whole, and where applicable, is a party to valid supplier or participation agreements related to all government and private payment programs in which the Company and of its subsidiaries participates (“Company Payment Programs”), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, to the knowledge of the Company, there is no pending or threatened investigation or civil or administrative proceeding relating to the participation by the Company or any of its subsidiaries in any Company Payment Program, except as would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries has received any written notices of any action pending by any Company Payment Program, to revoke, limit or terminate the participation for cause of the Company or any of its subsidiaries in any Company Payment Program, except as would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole. To the knowledge of the Company, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for termination or reduction for cause in the participation of the Company or any of its subsidiaries in (i) any government Company Payment Program or (ii) any other Company Payment Program, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all supplier or participation agreements necessary for participation in the Company Payment Programs to which the Company or any of its subsidiaries is a party constitute valid and binding obligations, enforceable against the Company or such subsidiary in accordance with their respective terms and, to the knowledge of the Company, are in full force and effect, neither the Company nor any of its subsidiaries has received written notice of default of any material provision under any Company Payment Program and the Company and its subsidiaries and, to the knowledge of the Company, the other parties thereto are not in default of any material provision thereunder.

(e) To the knowledge of the Company, each employee of the Company and any of its subsidiaries providing services to patients is duly licensed, certified, registered and qualified as required by applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no (i) suspension, cancellation, revocation, withdrawal, modification, restriction, probation or non-renewal of any such employee license or qualification is pending or threatened as of the date hereof, (ii) event has occurred and no circumstance exists that would reasonably be expected to result in the suspension, cancellation, revocation, withdrawal, modification, restriction, probation or non-renewal of any such employee license, certification, registration or qualification, and (iii) employee of Company and any of its subsidiaries is not in compliance with the terms of any such employee license or qualification, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, to the knowledge of the Company, there are no inquiries, investigations or monitoring of activities, in each case for cause, pending relating to any employee license or qualification, except for routine audits or reviews and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) To the knowledge of the Company, no Person (terminated employee, contractor or otherwise) has raised allegations relative to the Company or any of its subsidiaries that could reasonably be expected to give rise to a claim under the Federal False Claims Act (31 U.S.C. §§ 3729-3733), including allegations of non-compliance with any state or federal anti-kickback, beneficiary inducement, physician self-referral or billing or coding requirements.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof, there are no pending or, to the knowledge of the Company, threatened, appeals, adjustments, challenges, investigations, litigation, audits, or written notices of intent to audit with respect to reports or billings, or claims for refunds, recoupments, overpayments, discounts or adjustments, in each case relating to the Company or any of its subsidiaries and any alleged violation of Healthcare Laws, other than such routine audits or reviews as would be expected in the ordinary course of the Company’s business. The Company and each of its subsidiaries has implemented a corporate compliance program in compliance with the guidelines for healthcare organizations published by the Office of Inspector General of the U.S. Department of Health and Human Services.

(h) As of the date hereof, the Company has received no formal notification directly from a Governmental Entity that it or any of its subsidiaries is (A) the subject or target of a criminal investigation related to Healthcare Laws or (B) indicted in any criminal proceeding related to Healthcare Laws.

SECTION 3.21 Related Party Transactions. As of the date of this Agreement, except as set forth in the SEC Reports filed prior to the date of this Agreement, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its subsidiaries to, and neither the Company nor any of its subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of five percent (5%) or more of the Company Shares or any director or officer or Affiliate of the Company or any of its subsidiaries, or to any relative of any of the foregoing, except for Company Plans.

SECTION 3.22 Takeover Statutes. The Company Board has taken appropriate action so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement or the consummation of the transactions contemplated hereby. No other “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under any Laws applicable to the Company or any of its subsidiaries is applicable to this Agreement or the transactions contemplated hereby, including the Merger.

SECTION 3.23 Significant Partners; Key Payors. Between February 28, 2015 and the date hereof, to the knowledge of the Company, no Significant Partner or Key Payor has provided written notice to the Company that it intends to (i) terminate any Contracts or arrangements which, when taken together, would result in a reduction of the aggregate annual revenue to be received by the Company and its subsidiaries in the twelve (12) month period ended February 28, 2016 in an amount material to the Company and its subsidiaries, taken as a whole, as compared to the twelve (12) month period ended on February 28, 2015, or (ii) take any action that would result in an increase of the aggregate annual gross spend by the Company and its subsidiaries in the twelve (12) month period ended February 28, 2016 in an amount material to the Company and its subsidiaries, taken as a whole, with respect to procuring the products or services supplied by such Significant Partner pursuant to such Contracts or arrangements as compared to the twelve (12) month period ended on February 28, 2015. To the extent permitted by applicable Law, the Company has promptly provided Parent with any known written notice of the type described in clause (i) of the foregoing sentence received by the Company or its subsidiaries after the date of this Agreement.

SECTION 3.24 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or its subsidiaries or with respect to any other information provided to Parent or Merger Sub, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in the Data Room or management presentations in expectation of the transactions contemplated by this Agreement, including with respect to the completeness, accuracy or currency of any such information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that, except as set forth in the corresponding sections or subsections of the disclosure schedules delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face:

SECTION 4.1 Organization. Each of Parent and Merger Sub (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except, in each case of clauses (i) and (ii), in the case of subsidiaries of the Parent or Merger Sub, where the failure to be so qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Merger or the other transactions contemplated by this Agreement. Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of the certificate of incorporation and bylaws of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

SECTION 4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the boards of directors of Parent and Merger Sub and immediately following execution and delivery of this Agreement, Parent will approve and adopt this Agreement and the transactions contemplated hereby in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub, and no other corporate proceedings or stockholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and Permits contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings and notifications described in such clauses of subsection (b) below have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any of their or their respective subsidiaries’ assets or properties or (iii)

result in any breach or violation of or constitute a default (or an event, which with notice or lapse of time or both, would become a default) or result in the loss of a benefit to which Parent, Merger Sub or any of their respective subsidiaries are entitled under, give rise to any right of termination, cancellation, adverse amendment or acceleration of, require notice or consent under, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets or properties of Parent, Merger Sub or any of their respective subsidiaries pursuant to, any Contract to which Parent or Merger Sub, or any of their subsidiaries is a party or by which Parent or Merger Sub or any of their subsidiaries or its or their respective assets or properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, Lien, breach, default, loss, right, requirement of notice or consent or other occurrence which would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Merger or the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not require any Governmental Filings by Parent or Merger Sub, except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) filings or notifications required under, and compliance with other applicable requirements of, the HSR Act (including the filing of a premerger “Notification and Report Form” by Parent and Merger Sub under the HSR Act), (iii) filings required under, and compliance with other applicable requirements of, NASDAQ Stock Market (“NASDAQ”), (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) the Healthcare and Insurance Regulatory Approvals and (vi) any such Governmental Filings the failure of which to make or obtain would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Merger or the other transactions contemplated by this Agreement.

SECTION 4.4 Absence of Litigation. As of the date hereof, there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective subsidiaries, other than any such Proceeding that would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Merger or the other transactions contemplated by this Agreement. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective assets or properties is or are subject to any order, writ, judgment, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their subsidiaries and are not disproportionately adverse to Parent and its subsidiaries) except for those that would not, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Merger or the other transactions contemplated by this Agreement.

SECTION 4.5 Operations and Ownership of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent or a direct or indirect subsidiary of Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than those incidental to its formation pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

SECTION 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub for which the Company could have any liability in a circumstance where the Merger is not consummated.

SECTION 4.7 Funding. As of the date of this Agreement, Parent has delivered to the Company a true and complete copy of an executed commitment letter, including all exhibits, schedules and annexes thereto, in each case, as amended, supplemented or otherwise modified from time to time (the “Debt Commitment Letter”) and a copy of an executed fee letter (which fee letter may be redacted with respect to the fee amounts and economic terms contained therein, which redacted information does not relate to the amount or conditionality of the debt financing contemplated by such Debt Commitment Letter) from UBS AG, Stamford Branch (“UBS Bank”) and UBS Securities LLC (“UBS Securities” and, together with UBS Bank, “UBS”), dated as of the date hereof, pursuant to which, among other things, UBS has committed to provide debt financing to Parent in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (the “Debt Financing”). Assuming the Debt Financing is funded in accordance with the conditions set forth in the Debt Commitment Letter and assuming that each of the conditions set forth in Section 7.1 and Section 7.2 of this Agreement is satisfied at Closing, as of the date hereof, the funds provided by the Debt Financing, together with any cash on hand, available lines of credit and other sources of immediately available funds will be sufficient for Parent and Merger Sub to pay (i) the aggregate Per Share Merger Consideration, (ii) all amounts owing under each Payoff Letter, (iii) all other required payments payable in connection with the transactions contemplated hereby, including the transactions contemplated by Section 6.15, and (iv) all fees and expenses associated therewith for which any of them is responsible. As of the date of this Agreement, the Debt Commitment Letter constitutes a legal, valid and binding obligation of Parent in accordance with its terms and, to its knowledge, each of the other parties thereto, enforceable against Parent and, to its knowledge, each of the other parties thereto in accordance with its terms subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, the Debt Commitment Letter has not been withdrawn or terminated or amended or modified in any respect. There are no conditions precedent related to the funding of the Debt Financing, other than as set forth in the Debt Commitment Letter. There are no agreements, side letters or arrangements relating to the Debt Financing that could impair the availability of any of the Debt Financing other than as expressly set forth in or contemplated by the Debt Commitment Letter. As of the date of this Agreement and assuming that each of the conditions set forth in Section 7.1 and Section 7.2 of this Agreement are satisfied at Closing, Parent does not have any reason to believe that (i) any of the conditions to the Debt Financing will not be satisfied or (ii) except to the extent reduced prior to the Closing Date in accordance with the terms thereof, the Debt Financing will not be available to Parent on the Closing Date. Parent has fully paid (or caused to be fully paid) any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date of this Agreement.

SECTION 4.8 Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

SECTION 4.9 Agreements with Company Stockholders, Directors, Officers and Employees. As of the date of this Agreement, neither Parent, Merger Sub nor any of their Affiliates is a party to any Contract, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any beneficial owner of more than five percent (5%) of the outstanding Company Common Stock, pursuant to which such holder would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any such holder agrees to vote to adopt this Agreement or approve the Merger or with any director or officer of the Company or any of its subsidiaries that in any way relates to this Agreement, the transactions contemplated by this Agreement or the post-Closing operation of the Surviving Corporation.

SECTION 4.10 Solvency. Assuming (i) satisfaction of the conditions to Parent and Merger Sub’s obligation to consummate the Merger as set forth herein, (ii) the accuracy of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to the terms of this Agreement, (iii) the Company’s financial statements fairly present the consolidated financial condition of the Company and its subsidiaries as of the end of the periods covered thereby and the consolidated results of operations of the Company and its subsidiaries for the periods covered thereby and (iv) any estimates, projections or forecasts of the Company and its subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately following the Effective Time, and after giving effect to any change in the assets and liabilities of the Surviving Corporation as a result of the Merger and the other transactions contemplated by this Agreement, including the Debt Financing, the Surviving Corporation will be Solvent. For the purpose of the preceding sentence, “Solvent” when used with respect to any Person, means that, as of any date of determination, such Person will (a) be able to pay its debts as they become due and will own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all its contingent liabilities) and (b) have adequate capital to carry on its businesses. No transfer of property is being made and no obligation is being incurred in connection with the Merger and the other transactions contemplated by this Agreement, including the Debt Financing, with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation.

SECTION 4.11 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, the Company acknowledges that neither Parent nor Merger Sub, nor any other Person on behalf of Parent or Merger Sub, makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1 Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as required by applicable Laws, or (iv) as consented to by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its subsidiaries to (a) conduct its business in all material respects in the ordinary course, (b) use its commercially reasonable efforts to (x) preserve intact, in all material respects, its business organization, and its assets and properties, in each case, that are material to the Company and its subsidiaries, taken as a whole, and (y) maintain in all material respects the benefits of its existing business relationships with its customers, suppliers, distributors, Significant Partners and Key Payors, in each case whose business relationships are material to the Company and its subsidiaries, taken as a whole, and (c) not:

(i) amend its certificate of incorporation, bylaws or equivalent governing instruments;

(ii) (A) acquire any business or Person (whether by merger, consolidation, acquisition of stock or assets or otherwise), or make any investment in any Person, in each case, except for (w) investments in wholly owned subsidiaries of the Company and, to the extent necessary to comply with any Indenture or Company Credit Agreement, non-wholly owned Restricted Subsidiaries (as such term is defined in the applicable Indenture or Company Credit Agreement) of the Company existing on the date hereof or hereinafter formed in accordance with the terms of this Agreement, (x) investments or purchases of inventory, supplies and other assets in the ordinary course of business consistent with past practice, (y) capital expenditures permitted pursuant to Section 5.1(c)(ix) or (z) acquisitions or investments for consideration that does not exceed $25,000,000 in the aggregate or (B) acquire or license any Intellectual Property from any third party that would be material to the Company and its subsidiaries, taken as a whole, except (x) in the ordinary course of business consistent with past practice or (y) capital expenditures permitted pursuant to Section 5.1(c)(ix);

(iii) issue, deliver, sell, pledge, dispose of, grant, award or encumber (or authorize the issuance, delivery, sale, pledge, disposition of, grant, award or encumbrance), any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including restricted stock, stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for (a) the issuance of shares of Company Common Stock upon the exercise of Options outstanding as of the date hereof in accordance with the terms of the applicable Company Stock Plan and award agreement, (b) the issuance of shares of Company Common Stock in connection with the vesting or settlement of Restricted Shares, Performance Units or RSUs, as

applicable, outstanding as of the date hereof, in each case, in accordance with the terms of the applicable Company Stock Plan and award agreement, (c) the grant of equity awards to new hires in the ordinary course of business consistent with past practice and in accordance with Section 5.1(c)(iii) of the Company Disclosure Schedule or (d) for any issuance, sale or disposition to the Company or a wholly owned subsidiary of the Company by any subsidiary of the Company), or adopt a plan of complete or partial liquidation;

(iv) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except (a) for the acquisition of shares of Company Common Stock tendered by directors or employees in connection with a cashless exercise of Options outstanding as of the date hereof or in order to pay Taxes in connection with the exercise of Options outstanding as of the date hereof pursuant to the terms of the applicable Company Stock Plan and award agreement or (b) shares of Company Common Stock withheld in order to pay Taxes in connection with the vesting or settlement of any Restricted Shares or Performance Units outstanding as of the date hereof pursuant to the terms of the applicable Company Stock Plan and award agreement), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(v) create or incur any Lien, other than (x) Permitted Liens, (y) Liens securing indebtedness permitted pursuant to Section 5.1(c)(xiii) or (z) other Liens on any assets of the Company or its subsidiaries which other Liens, in the aggregate, would be immaterial in scope and amount to the Company and its subsidiaries, taken as a whole;

(vi) make any loans or advances to any Person (other than the Company, any of its wholly owned subsidiaries or, to the extent necessary to comply with any Indenture or Company Credit Agreement, any of its non-wholly owned Restricted Subsidiaries (as such term is defined in the applicable Indenture or Company Credit Agreement) existing on the date hereof or hereinafter formed in accordance with the terms of this Agreement) other than (x) to vendors or suppliers in the ordinary course of business not in excess of $5,000,000 in the case of any individual vendor or supplier or (y) customary relocation or travel advances to employees in the ordinary course;

(vii) (A) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any assets or any corporation, partnership or other business organization or division thereof, or (B) sublicense, transfer, allow to lapse or expire, pledge, abandon, discontinue, fail to maintain or otherwise dispose of any right, title or interest of the Company or any of its subsidiaries in any Intellectual Property, in each case of (A) and (B) other than (x) in the ordinary course of business consistent with past practice or (y) for consideration not in excess of $25,000,000 in the aggregate or (z) to the Company or any of its wholly owned subsidiaries;

(viii) declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or another subsidiary of the Company; provided, however, that any dividend or other distribution with respect to the capital stock of a non-wholly owned subsidiary of the Company must be made at least pro rata to the Company or any of its subsidiaries entitled to such dividend or other distribution);

(ix) commit, make or authorize any capital expenditures, except (x) to the extent consistent in the aggregate with the Company’s budget relating to capital expenditures, as disclosed on Section 5.1(c)(ix) of the Company Disclosure Schedule, (y) in the ordinary course of business or (z) not in excess of $25,000,000 in the aggregate during any twelve (12) month period;

(x) other than in the ordinary course of business or as required by Law, modify in a manner adverse and material to the Company and its subsidiaries, taken as a whole, or terminate (other than in accordance with Section 6.15) any Material Contract;

(xi) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than (i) in the ordinary course of business consistent with past practice or (ii) to renew or replace any Material Contract that has expired or terminated in accordance with its terms;

(xii) other than in the ordinary course of business of the Company and its subsidiaries, taken as a whole, consistent with past practice (determined in relation to the business of the Company and its subsidiaries, taken as a whole), (i) terminate (prior to the expiration of such Company Real Property Lease), or modify or amend on terms materially adverse to the Company, any of the Company Real Property Leases, (ii) renew, extend, or exercise any option to renew or extend any of the Company Real Property Leases or (iii) enter into any new contract that, if in effect on the date of this Agreement, would be a Company Real Property Lease, except for the purpose of relocating from a current lease location in the ordinary course of business consistent with past practice;

(xiii) incur indebtedness for borrowed money, modify in a manner adverse and material to the Company and its subsidiaries, taken as a whole, the terms of any such indebtedness for borrowed money, or assume or guarantee the indebtedness obligations of any Person for borrowed money, other than (A) borrowings (including letters of credit) under the Company’s and its subsidiaries’ credit facilities listed on Section 5.1(c)(xiii) of the Company Disclosure Schedule (the “Existing Facilities”) that do not result in aggregate borrowings immediately prior to the Closing in excess of the amounts set forth on Section 5.1(c)(xiii) of the Company Disclosure Schedule with respect to such Existing Facilities, (B) pursuant to intercompany arrangements among or between the Company and any of its wholly owned subsidiaries or, to the extent necessary to comply with any Indenture or Company Credit Agreement, non-wholly owned Restricted Subsidiaries (as such term is defined in the applicable Indenture or Company Credit Agreement) existing on the date hereof (or hereinafter formed in accordance with the terms of this Agreement) or among or between any wholly owned subsidiaries of the Company or, to the extent necessary to comply with any Indenture or Company Credit Agreement, non-wholly owned Restricted Subsidiaries of the Company existing on the date hereof (or hereinafter formed in accordance with the terms of this Agreement), (C) assumptions, guarantees or endorsements by the Company or a subsidiary of the Company of indebtedness of the Company or subsidiaries of the Company incurred in compliance with this Section 5.1 or outstanding as of the date hereof, or (D) any commodity, currency, sale or hedging agreements which can be terminated on or sold with ninety (90) days’ or less notice, without penalty (which, for the avoidance of doubt, shall not include customary settlement costs), entered into in the ordinary course of business for bona fide risk mitigation purposes and not for speculative purposes;

(xiv) other than as required pursuant to the terms of any Company Plan in effect on the date hereof: (A) terminate, enter into, amend or renew (or communicate any intention to take such action) any material Company Plan, other than routine amendments to health and welfare plans (other than severance plans) that do not materially increase benefits or result in a material increase in administrative costs, (B) other than as permitted by Section 5.1(c)(xiv) of the Company Disclosure Schedule, adopt any compensation or benefit arrangement that would be a material Company Plan if it were in existence as of the date of this Agreement, (C) increase the benefits or compensation provided to any Service Provider, other than increases (x) in the ordinary course of business consistent with past practice to any Service Provider below the level of a Senior Employee or (y) to any Senior Employee not in excess of three percent (3%) in the aggregate of such Senior Employee’s base salary as of the date hereof, (D) grant (x) any bonus or cash incentive compensation other than in the ordinary course of business consistent with past practice or (y) any retention, severance or termination benefits, other than as permitted by Section 5.1(c)(xiv) of the Company Disclosure Schedule, (E) other than as permitted by Section 5.1(c)(iii) or Section 5.1(c)(xiv) of the Company Disclosure Schedule, grant any new equity awards, amend the terms of outstanding equity awards, or discretionarily accelerate the vesting or payment of any award, (F) take any action to fund or secure the payment of any amounts under any Company Plan, (G) other than as required by GAAP, change any assumptions used to calculate funding or contribution obligations under any Company Plan, or increase or accelerate the funding rate in respect of any Company Plan or (H) hire or engage the services of any individual who would be a Senior Employee other than any individual replacing a former employee who was a Senior Employee in the ordinary course of business and on terms consistent with past practice;

(xv) other than as required by applicable Law or GAAP (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)), (A) file any amended Tax Return, (B) make any change to any method of accounting (or accounting principles in connection therewith), (C) make or change any Tax election, (D) surrender any claim for a refund of Taxes, (E) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its subsidiaries or (F) enter into any agreement affecting Taxes, in each case in clauses (A) through (F), which would be material to the Company and its subsidiaries, taken as a whole;

(xvi) voluntarily recognize any union or other labor organization as the representative of any of the employees of the Company or enter into any new or amended Collective Bargaining Agreement with any labor organization or other representative of any employees of the Company;

(xvii) settle any Proceeding that is adverse and material to the Company and its subsidiaries, taken as a whole, other than (A) Proceedings (other than with a Governmental Entity in connection with violations of any Healthcare Law not relating to druggist liability) in the ordinary course of business, (B) Proceedings (other than Proceedings set forth on Section 5.1(c)(xvii)(B) or Section 5.1(c)(xvii)(C) of the Company Disclosure Schedule) involving no remedies other than monetary remedies not exceeding $10,000,000 individually (in each case, net of any insurance proceeds or indemnity, contribution or similar payments received by the Company or any of its subsidiaries in respect thereof), (C) Proceedings set forth on Section 5.1(c)(xvii)(C) of the Company Disclosure Schedule involving no remedies other than monetary remedies not exceeding $45,000,000 in the aggregate (in each case, net of any insurance proceeds or indemnity, contribution or similar payments received by the Company or any of its subsidiaries in respect thereof), (D) Proceedings set forth on Section 5.1(c)(xvii)(B) of the Company Disclosure Schedule involving no remedies other than such remedies described on Section 5.1(c)(xvii)(B) of the Company Disclosure Schedule or (E) Proceedings with respect to Transaction Litigation, which are addressed in Section 6.11;

(xviii) fail to renew or maintain material existing insurance policies or comparable replacement policies in each case that are material to the Company and its subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice; or

(xix) agree, authorize or commit to do any of the foregoing actions described in Section 5.1(c)(i) through Section 5.1(c)(xviii).

SECTION 5.2 No Control of Company’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall have the right to exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its and its subsidiaries’ business and operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Acquisition Proposals.

(a) The Company shall not, shall cause its subsidiaries and its and its subsidiaries’ directors, officers and employees not to, and shall instruct its and its subsidiaries’ attorneys, investment bankers and other advisors or representatives (collectively with its subsidiaries and its and its subsidiaries’ directors, officers and employees, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, knowingly induce or knowingly facilitate (including by providing non-public information relating to the Company and its subsidiaries) the making of any Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) engage or otherwise participate in any negotiations or discussions (other than, in response to a bona fide Acquisition Proposal or other inquiry, offer or proposal after the date hereof that was not initiated, solicited, encouraged or facilitated in, and did not otherwise result from a, material violation of this Section 6.1, contacting such Person and its advisors for the purpose of clarifying the material terms of any such Acquisition Proposal or inquiry, offer or proposal and the likelihood and timing of consummation thereof) concerning, or provide access to its properties, books and records or any confidential or nonpublic information or data to, any Person in connection with, relating to or for the purpose of encouraging or facilitating an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (iv) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar written or oral agreement relating to any Acquisition Proposal or Superior Proposal (each, an “Alternative Acquisition Agreement”), and the Company shall not resolve or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of any of the restrictions set forth in the preceding sentence by any Representatives of the Company or any of its subsidiaries shall be a breach of this Section 6.1(a) by the Company. The Company shall, shall cause its subsidiaries and its and its subsidiaries’ directors, officers and employees to, and shall instruct its and its subsidiaries’ other Representatives to, immediately cease and cause to be terminated any solicitations of, discussions or negotiations with, or provision of access to non-public information relating to the Company and its subsidiaries to, any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal. The Company also agrees that it will promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof and shall terminate access to data rooms furnished in connection therewith. The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent orally and in writing of the receipt of any inquiries, proposals or offers, any requests for non-public information, or any requests for discussions or negotiations with the Company or any of its Representatives, in each case with respect to an Acquisition Proposal or any offer, inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, which notice shall include a summary of the material terms and conditions of, and the identity of the Person making, such Acquisition Proposal, inquiry, proposal or offer, and, if applicable, copies of any such written requests, proposals or offers, including proposed agreements, and thereafter shall keep Parent reasonably informed, on a prompt basis (and in any event within twenty-four (24) hours), of any material developments regarding any Acquisition Proposals or any material change to the terms and status of any such Acquisition Proposal or the material aspects of any bid process established by the Company to review such proposals or offers. The Company agrees that neither it nor any of its subsidiaries shall terminate, waive, or amend to similar effect any existing standstill or similar agreement to which it or one of its subsidiaries is a party, except to the extent that prior to, but not after, obtaining the Company Requisite Vote, after consultation with outside legal counsel, the Company Board determines that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(b) Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall prevent the Company or the Company Board from:

(i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer, in each case, to the extent legally required) or from making any other disclosure to stockholders if the Company Board determines in good faith that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (provided that neither the Company nor the Company Board may effect a Change of Recommendation unless expressly permitted by Section 6.1(c) or Section 6.3, and provided, further, that any such disclosure that has the substantive effect of withdrawing or adversely modifying the Recommendation shall be deemed to be a Change of Recommendation); provided, further, that the issuance by the Company or the Company Board of a “stop, look and listen” communication as contemplated by Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to its stockholders) in which the Company has not indicated that the Company Board has changed the Recommendation shall not constitute a Change of Recommendation;

(ii) prior to, but not after, obtaining the Company Requisite Vote, providing access to its properties, books and records and providing any confidential or non-public information or data in response to a request therefor by a Person or group who has made a bona fide Acquisition Proposal after the date hereof and was not initiated, solicited, encouraged or facilitated in, and did not otherwise result from a, material violation of this Section 6.1, if the Company Board (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (B) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that any such access, information or data has previously been provided to Parent or its Representatives or is provided to Parent prior to or substantially concurrently with the time such access, information or data is provided to such Person or group;

(iii) prior to, but not after, obtaining the Company Requisite Vote, engaging in any negotiations or discussions with any Person and its Representatives who has made a bona fide Acquisition Proposal after the date hereof and was not initiated, solicited, encouraged or facilitated in, and did not otherwise result from a, material violation of this Section 6.1, if the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal; or

(iv) prior to, but not after, obtaining the Company Requisite Vote, making a Change of Recommendation (but only if permitted by Section 6.1(c) or Section 6.3).

(c) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to, but not after, obtaining the Company Requisite Vote, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, in response to a bona fide Acquisition Proposal that was made after the date hereof and was not initiated, solicited, encouraged or facilitated in, and did not otherwise result from a, material violation of this Section 6.1, that (A) such Acquisition Proposal constitutes a Superior Proposal taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent and Merger Sub in response to such Acquisition Proposal and (B) the failure to take the action in (i) and/or (ii) below would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company or the Company Board may (and may resolve or agree to) (i) terminate this Agreement under Section 8.1(d)(ii) and enter into a definitive merger agreement, acquisition agreement or similar written agreement with respect to such Superior Proposal and/or (ii) effect a Change of Recommendation in accordance with clause (x)(A) of Section 6.3; provided, however, that, if the Company terminates the Agreement pursuant to Section 8.1(d)(ii), the Company pays to Parent the Company Termination Fee required to be paid under Section 8.2(b)(i) concurrently with or prior to such termination; provided, further, that the Company will not be entitled to enter into such Alternative Acquisition Agreement and terminate this Agreement or effect a Change of Recommendation pursuant to clause (x)(A) of Section 6.3 unless (x) the Company delivers to Parent a written notice (a “Company Notice”), advising Parent that the Company Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board (including the identity of the party making such Superior Proposal and copies of any written proposals or offers, including proposed agreements) and (y) at or after 11:59 p.m., New York City time, on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 11:59 p.m., New York City time, on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), the Company Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor and taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent during the Notice Period) that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law. If requested by Parent, the Company will, and will cause its Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives regarding any adjustments in the terms and conditions of this Agreement proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Proposal. The Company agrees to notify Parent promptly if it determines during such Notice Period not to terminate this Agreement and enter into the Alternative Acquisition Agreement referred to in the Company Notice. Any amendment to the financial terms or any other material amendment to the terms and conditions of a proposed Alternative Acquisition Agreement relating to a Superior Proposal will be deemed to be a new proposal or proposed Alternative Acquisition Agreement relating to a Superior Proposal for purposes of this Section 6.1(c) requiring a new Company Notice and an additional Notice Period; provided, however, that such additional Notice Period shall expire at 11:59 p.m., New York City time, on the second (2nd) Business Day immediately following the day on which the Company delivers such new Company Notice (it being understood and agreed that in no event shall any such additional two (2) Business Day Notice Period be deemed to shorten the initial four (4) Business Day Notice Period).

(d) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any proposal or offer (including a tender offer or exchange offer) from any Person or group of Persons (other than Parent or Merger Sub) relating to (A) any merger, consolidation, dissolution, liquidation, recapitalization, reorganization, share exchange, business combination, purchase, or similar transaction with respect to the Company or any of its subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (B) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of the Company) or businesses that constitute twenty percent (20%) or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or twenty percent (20%) or more of the total voting power of the equity securities of the Company.

(ii) “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “twenty percent (20%) or more” in the definition of Acquisition Proposal being deemed to reference “fifty percent (50%) or more”) that the Company Board in good faith, after consultation with the Company’s financial advisors and outside legal counsel, determines would, if consummated, result in a transaction more favorable from a financial point of view to the stockholders of the Company than the Merger taking into account all financing (including availability thereof) and regulatory aspects of such Acquisition Proposal, the likelihood and timing of consummation thereof (as compared to the transactions contemplated hereby), such other matters as the Company Board deems relevant and any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(c).

SECTION 6.2 Proxy Statement. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a preliminary proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”). Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement and any amendments or supplements thereto. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it as required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and provide such other assistance as may be reasonably requested by the Company. The Company shall use its reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall use its reasonable best efforts to cause the Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent or given to the stockholders of the Company and at the time of the Stockholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and shall promptly notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. If at any time prior to the Stockholders Meeting any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and, to the extent required by applicable Law, the Company shall promptly file with the SEC and disseminate to the stockholders of the Company an appropriate amendment or supplement describing such information. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto, other than in connection with a Change of Recommendation made in compliance with this Agreement), or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and consider in good faith such comments proposed by Parent for inclusion therein.

SECTION 6.3 Stockholders Meeting. The Company, acting through the Company Board (or a committee thereof), shall as promptly as practicable following confirmation by the SEC that the SEC has no further comments on the Proxy Statement, take all action necessary, including under the DGCL, to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Stockholders Meeting”) and shall not, without the prior written consent of Parent, postpone, recess or adjourn such meeting; provided that the Company may postpone, recess or adjourn such meeting (i) if on the date on which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), the Company has not received proxies representing a sufficient number of Company Shares to obtain the Company Requisite Vote or there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting; or (ii) if the failure to postpone, recess or adjourn the Stockholders Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required amendment or supplement to the Proxy Statement to be timely provided to the holders of Company Shares; provided that the Stockholders Meeting shall not be postponed, recessed or adjourned pursuant to this proviso to a date that is more than thirty (30) days after the date on which the Stockholders Meeting was originally scheduled without the prior written consent of Parent. The Company shall (a) subject to Section 6.1(c), include in the Proxy Statement the Recommendation and (b) subject to Section 6.1(c), use its reasonable best efforts to obtain the Company Requisite Vote, including to actively solicit (or cause to be solicited) proxies necessary to obtain the Company Requisite Vote; provided that the Company Board may (i) fail to include the Recommendation in the Proxy Statement distributed to stockholders; (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, or otherwise declare advisable to the stockholders of the Company, an Acquisition Proposal; (iii) following the commencement of a tender offer or exchange offer that constitutes an Acquisition Proposal, fail to publish, send or give to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within the ten (10) Business Day period (as specified in Rule 14e-2 under the Exchange Act) after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such tender offer or exchange offer and affirming the Recommendation; or (iv) formally resolve to effect or publicly announce an intention to effect any of the foregoing, in each case prior to obtaining the Company Requisite Vote (a “Change of Recommendation”), if (x) (A) a bona fide Acquisition Proposal that was made after the date hereof and was not initiated, solicited, encouraged or facilitated in, and did not otherwise result from a, material violation of Section 6.1 is made to the Company and is not withdrawn and the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal constitutes a Superior Proposal or (B) there exists any event, development, circumstance, change, effect, condition or occurrence (other than an Acquisition Proposal) that was not known by the Company Board or, if known, the consequences of which were not known or reasonably foreseeable, as of the date of this Agreement, (y) the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to effect a Change of Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (z) (A) if such Change of Recommendation is made in response to an Acquisition Proposal, the Company complies with the provisions of Section 6.1(c) or (B) if such Change of Recommendation is not made in response to an Acquisition Proposal, the Company (x) delivers to Parent a written notice informing Parent that the Company Board proposes to take such action and the basis of the proposed action no less than four (4) Business Days before taking such action and (y) during such four (4) Business Day period, if requested by Parent, engages in good faith negotiations with Parent and its Representatives regarding any adjustments in the terms and conditions of this Agreement proposed by Parent so that such event, development, circumstance, change, effect, condition or occurrence would cease to warrant a Change of Recommendation. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding anything to the contrary contained in this Agreement, if subsequent to the date of this Agreement the Company Board makes a Change of Recommendation, the Company nevertheless shall submit this Agreement to the holders of Company Shares for approval and adoption at the Stockholders Meeting unless and until this Agreement is terminated in accordance with its terms.

SECTION 6.4 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, including Section 6.4(d) and Section 6.4(e), each party shall use its reasonable best efforts to take, or cause to be taken, and to assist and cooperate with the other parties in taking or causing to be taken, all actions and to use its reasonable best efforts to do, or cause to be done, all things reasonably necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement in the most expeditious manner practicable. Without limiting the foregoing sentence, each party agrees to (i) (A) within ten (10) Business Days after the date of this Agreement (unless a later time is mutually agreed between the Parties), make appropriate filings of “Notification and Report Forms” pursuant to the HSR Act, (B) as promptly as practicable after the date of this Agreement (unless a later time is mutually agreed between the Parties), make appropriate filings with appropriate insurance Governmental Entities and (C) as promptly as practicable and advisable, after the date of this Agreement, make appropriate filings under any Healthcare Law that are necessary or advisable in connection with the Merger or any of the other transactions contemplated by this Agreement; and (ii) as promptly as practicable and advisable, after the date of this Agreement, prepare and submit all other filings, notifications, information updates and other presentations required by or in connection with seeking, and obtain, all consents, approvals, clearances, expirations or terminations of waiting periods, non-actions, waivers, exemptions, Permits, orders, change of ownership approvals or other authorizations (“Consents”) from any Governmental Entity or other third party, in each case that are necessary or advisable in connection with the Merger or any of the other transactions contemplated by this Agreement, and to assist and cooperate with the other party in connection with the foregoing; provided that the Company shall have no obligation to amend or modify any Contract or pay any fee to any third party for the purpose of obtaining any such Consent, or pay any costs and expenses of any third party resulting from the process of obtaining such Consent. The Parties shall not, and shall not permit any of their respective subsidiaries to, engage in, publicly propose or enter into any transaction that would reasonably be expected to (x) result in any material delay in the obtaining or materially increase the risk of not obtaining any required Consent from any Governmental Entity with respect to the transactions contemplated by this Agreement or (y) materially increase the risk of any Governmental Entity entering a Legal Restraint prohibiting or materially delaying the consummation of the Merger or the other transactions contemplated by this Agreement; provided that nothing in this Agreement shall limit the ability of (I) the parties to acquire prescription and customer records in connection with “file buy” acquisitions in the ordinary course of business consistent with past practice and (II) Parent or its subsidiaries to (i) take the actions set forth on Section 6.4(a)(i) of the Parent Disclosure Schedule, (ii) take the actions with respect to commercial Contracts described on Section 6.4(a)(ii) of the Parent Disclosure Schedule, (iii) engage in or enter into any agreement providing for any acquisition (whether by merger, consolidation, business combination or otherwise) of the assets or equity interests of any Person that does not engage in commerce or affect commerce in the U.S. or (iv) following the seven (7) month anniversary of the date of this Agreement, engage in or enter into any agreement providing for any acquisition (whether by merger, consolidation, business combination or otherwise) of the assets or equity interests of any Person, other than an acquisition of Retail Pharmacies (any such transaction described in this clause (iv), a “Parent Permitted Transaction”) (it being understood that a transaction described in clause (I) or (II) (i) through (iii) above that also would fall within the description in this clause (iv) shall not be considered a Parent Permitted Transaction); and, notwithstanding anything set forth in the foregoing, nothing in this Section 6.4(a) shall permit Parent to enter into a Parent Permitted Transaction that would materially and adversely impact the ability of Parent or Merger Sub to obtain the Debt Financing (or alternative financing in lieu thereof). Nothing in the foregoing sentence limits, modifies, waives, amends or otherwise adversely affects the Company’s rights under Section 6.4(d). Notwithstanding anything in this Agreement to the contrary, the Company shall not be deemed to be in breach of any of its representations and warranties in Article III or its obligations under Section 5.1, or to have failed to satisfy the closing conditions set forth in Section 7.2(a) or Section 7.2(b), to the extent such breach or failure is the result of, or attributable to, the entry by Parent into or the consummation by Parent of any, or any plans announced by Parent to enter into any specific, Parent Permitted Transaction, provided that, for the avoidance of doubt, no such breach or failure shall be deemed to have resulted from, or be attributable to, a Parent Permitted Transaction solely on the basis that, but for the occurrence of such Parent Permitted Transaction, the Closing would have occurred prior to the date of such breach or failure.

(b) Subject to Section 6.4(d) and Section 6.4(e), each of Parent, on the one hand, and the Company, on the other hand, shall in connection with the reasonable best efforts referenced in Section 6.4(a) and Section 6.4(c), as applicable, (i) cooperate in all respects with each other and their respective Representatives in connection with any filing or submission and in connection with any Proceeding by or before a Governmental Entity, including any Proceeding initiated by a private party; (ii) promptly inform the other party and/or its counsel, and provide copies, of any substantive communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity or such private party, in each case regarding any such filing, submission, Proceeding or the transactions contemplated hereby; (iii) comply, as early as practicable and advisable, with any request for additional information, documents or other materials received by such Party or any of its subsidiaries from the FTC, the DOJ or any such other Governmental Entity; (iv) not directly or indirectly extend any waiting period under the HSR Act except with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed); (v) permit the other party and/or its counsel to review and discuss reasonably in advance, and consider in good faith the views of the other party and/or its counsel in connection with, any proposed substantive communication to be given by it to the DOJ, the FTC or any such other Governmental Entity or, in connection with any Proceeding by such private party, any other person; and (vi) to the extent not prohibited by the DOJ, the FTC or such other Governmental Entity, give the other party and/or its counsel reasonable advance notice of any in-person meeting, and any conference call that is initiated by such Party or scheduled in advance, with such Governmental Entity or such private party and not participate independently therein without first giving the other party and/or its counsel reasonable opportunity to attend and participate therein or, in the event such other party and/or its counsel does not attend or participate therein, consulting with such other party and/or its counsel reasonably in advance and considering in good faith the views of such other party and/or its counsel in connection therewith. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel (or previously agreed outside consultant, as applicable) of the recipient and shall not be disclosed by such outside counsel (or previously agreed outside consultant, as applicable) to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Materials provided by a Party to the other Party pursuant to this Section 6.4(b) may be redacted (x) to remove references concerning the valuation of Parent, the Company or any of their respective subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address privilege or confidentiality concerns.

(c) Subject to Section 6.4(d) and Section 6.4(e), in the event that any Proceeding is commenced or threatened by a Governmental Entity or other Person challenging the Merger or the other transactions contemplated by this Agreement under Antitrust Law, each of Parent and the Company shall cooperate in all material respects with each other in connection therewith and use its respective reasonable best efforts to (i) contest, resist, oppose and resolve any such Proceeding; and (ii) avoid the entry of or have vacated, lifted, reversed or overturned any Legal Restraint that would reasonably be expected to prevent, make illegal, prohibit, restrain, enjoin, materially delay or materially impair consummation of the Merger or the other transactions contemplated by this Agreement. To the extent necessary to obtain the requisite Consents of Governmental Entities under Section 6.4(a) or take the other actions contemplated under this Section 6.4(c) sufficiently in advance of the End Date to permit the consummation of the Merger by the End Date (taking into account any extension), Parent and the Company shall commence to take the actions contemplated under this Section 6.4(c) no later than ten (10) months after the date of this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, in each case to the extent necessary in order to obtain the requisite Consents of Governmental Entities, Parent shall, and shall cause its subsidiaries to, (A) (1) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (2) proffer, propose, negotiate, offer to effect or consent, commit or agree to any sale, lease, licensing, transfer, disposal, divestiture, or other encumbrance of, or hold separate, in each case before or after the Effective Time, the assets, licenses, properties, businesses and interests of Parent, the Company and any of their respective subsidiaries and (B) take or agree to take any other action, and agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to own, control, retain or make changes in, the assets, licenses, properties, businesses and interests of Parent, the Company and any of their respective subsidiaries or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation (each action under clause (A) (1) or (2) or clause (B), a “Divestiture Action”); provided that (i), with respect to any sale, transfer, disposition, divestiture or hold separate of any retail stores of Parent, the Company or any of their respective subsidiaries, neither Parent nor any of its subsidiaries shall be required to (x) sell, transfer, dispose of, divest or hold separate, or (y) proffer, propose, negotiate, offer to effect or consent, commit or agree to any sale, transfer, disposal, divestiture or hold separate, in each case before or after the Effective Time, more than an aggregate of 1,000 retail stores of Parent and its subsidiaries and the Company and its subsidiaries and (ii) with respect to any Divestiture Action not described in the preceding clause (i), Parent will not be required to take such other Divestiture Action other than (a) the actions set forth on Section 6.4(d) of the Parent Disclosure Schedule and (b) such Divestiture Actions as would not, individually or in the aggregate, result in an impact exceeding $100 million in the aggregate (without taking into account any impact arising from or relating to any action set forth on Section 6.4(d) of the Parent Disclosure Schedule) as a result of (x) the divestiture of non-earnings generating assets, properties or businesses, in each case with such impact calculated as the fair market value of such assets, properties or businesses so divested or (y) the divestiture of earnings generating assets, properties or businesses, or any other adverse impact on the assets, businesses, liabilities or financial condition of Parent, the Company or their respective subsidiaries (including, with respect to Parent, the Surviving Corporation), in each case with such impact calculated by multiplying any reduction of Adjusted EBITDA on an annual basis resulting therefrom by twelve (12) (any or all of the actions set forth in clauses (a) and (b) of this proviso, a “Required Antitrust Action”); provided, further, that, as between Parent and the Company, Parent shall determine in its sole discretion the retail stores of Parent, the Company or any of their respective subsidiaries to be so sold, transferred, disposed of, divested, held separate or subject to any restriction or limitation; provided, further, that nothing in this Section 6.4 or otherwise shall obligate Parent to agree to any Divestiture Action not conditioned upon the Closing or the satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing) in a case where the Closing will occur immediately following consummation of such Divestiture Action; provided, further, that in the event that a Parent Permitted Transaction has been entered into or consummated, any remedies requested or required by any Governmental Entity as a result of or that relate to such Parent Permitted Transaction that are taken by Parent shall not be considered in determining whether the Required Antitrust Action threshold has been met. Upon Parent’s reasonable request, the Company shall, and shall cause its subsidiaries to, (i) reasonably assist Parent in any sales process (including through facilitation of reasonable due diligence) with potential purchasers of any of the Company’s or its subsidiaries’ businesses or other assets proposed by Parent to be subject to any Divestiture Action and (ii) enter into one or more agreements to be entered into by any of them prior to the Closing with respect to any Divestiture Action (each, a “Company Divestiture Action”); provided, however, that no such agreement with respect to a Company Divestiture Action shall become effective until the Effective Time. The Company shall not, and shall not permit any of its Representatives to, agree to any Divestiture Action without the prior written consent of Parent.

(e) Notwithstanding anything in this Agreement to the contrary, with respect to the matters covered in this Section 6.4, it is agreed that Parent shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Entity, including determining the strategy for contesting, litigating or otherwise responding to objections to, or Proceedings challenging, the consummation of the Merger and the other transactions contemplated by this Agreement, in each case subject to good faith consultations with the Company reasonably in advance and consideration of the Company’s views and subject to the provisions of Section 6.4(b). The Company shall not, and shall not permit any of its Representatives to, make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent.

SECTION 6.5 Notification of Certain Matters. The Company and Parent shall each give prompt notice to the other Party of (a) any written notice or other written communication received from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any other Person, in each case alleging that the consent of such Person is or may be required in connection with the Merger, and (b) any Proceedings commenced or, to the Company’s or Parent’s knowledge, respectively, threatened, which relate to the Merger or the other transactions contemplated hereby, in each case of clauses (a) and (b) other than with respect to Antitrust Laws, which are the subject of Section 6.4; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (i) affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement or (ii) limit the remedies available to the Party receiving such notification.

SECTION 6.6 Access to Information and Cooperation; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice from Parent, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, to the extent permitted by applicable Law, to its officers, employees, properties, offices, other facilities and books and records (including personnel records). Any such access shall be at reasonable times during normal business hours and under supervision of a designee of the Company, at the Company’s discretion. Notwithstanding the foregoing, (i) any such access shall be in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries; (ii) neither the Company nor any of its subsidiaries shall be required to provide access where the Company determines in its reasonable judgment that such access would be reasonably likely to (A) result in the loss of the protection of any attorney-client or other privilege held by the Company or any of its subsidiaries, (B) violate any applicable Law or (C) breach any binding agreement entered into prior to the date of this Agreement of the Company or any of its subsidiaries with any third party, provided that the Company shall have used commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of this clause would apply.

(b) With respect to the access granted pursuant to this Section 6.6, each of Parent and Merger Sub will, and will cause their respective Representatives to, comply with the terms and conditions of (i) that certain letter agreement, dated March 3, 2015, between the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms and (ii) the Clean Room Agreement. Notwithstanding the foregoing, Parent may, following prior notice and consultation with the Company, disclose to potential purchasers of any of the Company’s or Parent’s or their respective subsidiaries’ businesses or other assets in connection with any Divestiture Action or Company Divestiture Action (other than any strategic competitors of the Company) and any representatives of such potential purchasers, such confidential information reasonably related to such businesses or assets to be divested pursuant thereto, subject, to the extent necessary or reasonably advisable, to appropriate “clean room” arrangements on terms comparable to the terms of the Clean Room Agreement.

SECTION 6.7 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the Company Shares from the NYSE and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.8 Publicity. Following the execution of this Agreement, Parent and the Company shall issue an initial joint press release agreed upon by Parent and the Company regarding the Merger and thereafter neither the Company nor Parent shall issue any press releases or otherwise make public announcements with respect to the Merger and the other transactions contemplated by this Agreement without the other Party’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) in each case except as such release or announcement may be required by Law or by the rules or regulations of any United States securities exchange to which the relevant Party is subject, in which case such Party shall use its reasonable best efforts to consult with the other Party in advance of such release or announcement. Notwithstanding anything to the contrary contained in this Agreement, the restrictions in this Section 6.8 shall not apply to any communication made by any Party regarding an Acquisition Proposal or a Change of Recommendation or in connection with any Proceeding in which the Parties are adverse to each other.

SECTION 6.9 Employees and Employee Benefits.

(a) For a period beginning on the Closing Date and ending on the twelve (12) month anniversary of the Closing Date (or, if shorter, during an employee’s period of employment following the Closing Date), Parent shall provide, or shall cause the Surviving Corporation to provide, to the employees of the Company or its subsidiaries who are not represented by a labor organization and who continue to be employed by the Company or the Surviving Corporation or any subsidiary or Affiliate thereof (the “Continuing Non-Union Employees”), (i) the same base salary and wage rate as the base salary and wage rate provided to such Continuing Non-Union Employee immediately prior to the Effective Time, (ii) employee incentive compensation opportunities which are no less favorable in the aggregate than the incentive compensation opportunities provided to such Continuing Non-Union Employees immediately prior to the Effective Time and (iii) employee benefits which are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to the employee benefits provided to such Continuing Non-Union Employees immediately prior to the Effective Time. Commencing on the Closing Date, the Surviving Corporation shall observe the terms of all existing Collective Bargaining Agreements that govern the wages, hours and other terms and conditions of employment of employees of the Company or its subsidiaries who are covered by such Collective Bargaining Agreements and who continued to be employed by the Company or the Surviving Corporation or any subsidiary or Affiliate thereof (the “Continuing Union-Represented Employees”).

(b) (i) For the twelve (12) month period following the Closing Date, Parent shall provide, or shall cause the Surviving Corporation to provide, to the Continuing Non-Union Employees, severance benefits which are no less favorable than those set forth in Section 6.9(b)(i) of the Company Disclosure Schedule and (ii) from and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor, in accordance with their terms, all Company Plans set forth in Section 6.9(b)(ii) of the Company Disclosure Schedule (each, a “Company Agreement”); provided that nothing herein shall prevent the Surviving Corporation from amending or terminating any such Company Agreement in accordance with its terms. Parent and the Company hereby agree that the occurrence of the Closing shall constitute a “Change in Control” for purposes of all Company Stock Plans, Company Plans and related trusts set forth in Section 6.9(b)(iii) of the Company Disclosure Schedule.

(c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Continuing Non-Union Employees or Continuing Union-Represented Employees (collectively, the “Continuing Employees”) participate (the “Parent Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for accrual of or entitlement to pension benefits, post-employment or retiree welfare benefits, special or early retirement programs or window separation programs), service with the Company and its subsidiaries (or predecessor employers to the extent the Company provides or has recognized past service credit) shall be treated as service with Parent and its subsidiaries. Each applicable Parent Plan shall waive eligibility waiting periods and pre-existing condition limitations to the extent waived or not included under the corresponding Company Plan. Parent agrees to use commercially reasonable efforts to give or cause its subsidiaries (including the Surviving Corporation) to give the Continuing Employees credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Company Plan for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(d) To the extent permitted by applicable Law, no later than thirty (30) days after the date hereof, the Company shall provide to Parent a schedule of all Company employees that sets forth the following information with respect to each individual listed: (i) the base compensation (salary or wage rate), and bonus; (ii) the title, position and/or job classification, date of hire, credited service or seniority, (iii) full time versus part time status, active or leave status; (iv) location of each employee; and (v) a statement of the Company’s classification of each such position or job as exempt or non-exempt for purposes of the Federal Fair Labor Standards Act. Such schedule shall be true and complete as of the date or dates set forth on the schedule, each of which shall be no more than ten (10) days prior to the date of delivery. Parent shall, and shall cause its subsidiaries and Affiliates to: (A) not disclose such information to any third parties, (B) limit the distribution of such information within Parent to those with a legitimate need for such information and (C) not use such scheduled information to solicit or hire any employee of the Company or its subsidiaries.

(e) The Company shall, and shall cause each of its subsidiaries to, comply in all material respects with each of their respective obligations under applicable Law before the Closing Date to inform and consult (or otherwise), under applicable Law and the terms of any Collective Bargaining Agreements that govern the wages, hours and other terms and conditions of employment of employees of the Company or its subsidiaries, with any labor organizations with respect to any Continuing Union-Represented Employees affected by the transactions contemplated by this Agreement.

(f) Parent shall or shall cause the Surviving Corporation and its Affiliates to continue to honor all Collective Bargaining Agreements until their respective expiration, modification or amendment. To the extent required by Law or any applicable Collective Bargaining Agreement, Parent shall assume or become party to any Collective Bargaining Agreements effective upon the Closing.

(g) At Parent’s request, the Company Board shall adopt resolutions providing that no rights to contributions will accrue after, and that all of the Company Plans sponsored or maintained by the Company or any of its subsidiaries that are defined contribution plans intended to be qualified within the meaning of Section 401(a) of the Code (the “Company 401(k) Plans”) shall be terminated, as of immediately prior to the Closing Date (but conditioned upon the occurrence of the Closing). The Company and Parent shall cooperate in good faith prior to the Closing with respect to the preparation and execution of all documentation necessary to effect the foregoing termination, and the Company shall provide Parent a reasonable opportunity to review and comment on all such documentation. To the extent that the Company 401(k) Plans are terminated pursuant to Parent’s request, the Continuing Employees shall be eligible to participate in a 401(k) plan maintained by Parent or any of its subsidiaries or Affiliates as soon as practicable following the Closing Date.

(h) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any Affiliate of Parent and the Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, Parent Plan or any other employee benefit plan, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Plans in accordance with their terms or (iii) create any third-party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

SECTION 6.10 Directors’ and Officers’ Indemnification and Insurance.

(a) For six (6) years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director, officer and employee of the Company or any of its subsidiaries (in each case, when acting or having acted in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, arbitration, proceeding, investigation, mediation, consent decree, audit or inquiry, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Certificate of Incorporation, the Company Bylaws and the certificate of incorporation and bylaws, or equivalent governing documents, of any of the Company’s subsidiaries, and any indemnification agreements with any directors, officers and employees of the Company or any of its subsidiaries in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation shall also advance expenses (including reasonable attorneys’ fees and expenses) as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b) From and after the Effective Time, the provisions in the Surviving Corporation’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers and employees shall be no less favorable to such directors, officers and employees than such provisions contained in the Company’s Certificate of Incorporation and Company Bylaws in effect immediately before the Effective Time.

(c) Prior to the Effective Time, the Company shall be permitted and, if the Company fails to do so, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time, that shall be from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage (including terms relating thereto) that are at least as favorable as the Company’s existing policies with respect to matters existing or occurring prior to the Effective Time (including in connection with this Agreement, the Merger or the transactions contemplated thereby); provided, however, that in no event shall the Company expend, or shall Parent or the Surviving Corporation be required to expend, for such policies an aggregate premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, (1) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage (including terms relating thereto) that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or (2) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain D&O Insurance for such six (6) year period with benefits and levels of coverage (including terms relating thereto) that are at least as favorable as the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the best available coverage for a cost not exceeding such amount. The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder for a period of not less than six (6) years from and after the Effective Time.

(d) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs, successors and representatives.

(e) The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the under the Certificate of Incorporation, the Company Bylaws and the certificate of incorporation and bylaws, or equivalent governing documents, of any of the Company’s subsidiaries, and any indemnification agreements in effect on the date of this Agreement.

SECTION 6.11 Transaction Litigation. Subject to entry into a customary joint defense agreement, the Company shall give Parent the opportunity to consult with the Company regarding, and participate in the defense of, any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by a stockholder of the Company against the Company or any member of the Company Board after the date of this

Agreement and prior to the Effective Time (the “Transaction Litigation”) and the Company shall not settle or agree to settle any such Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except as set forth in Section 6.11 of the Company Disclosure Schedule.

SECTION 6.12 Obligations of Merger Sub. Parent guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Parent shall promptly following execution of this Agreement, deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

SECTION 6.13 Rule 16b-3. Prior to the Effective Time, the Company and Parent shall use all reasonable efforts to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) pursuant to, or resulting from, the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company (or will become subject to the reporting requirements with respect to Parent) to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.14 Financing Cooperation.

(a) The Company shall, and shall cause its subsidiaries and its and their respective Representatives to, use its and their respective commercially reasonable efforts to provide such cooperation as may be reasonably requested by Parent or Merger Sub in connection with the Financing or the Equity Financing made by Parent or any of its subsidiaries and any SEC filings related to the Financing or the Equity Financing to be made by Parent, including, as applicable, by: (i) using reasonable best efforts to, upon reasonable advance notice, cause the Company’s senior management to participate in a reasonable number of due diligence meetings, drafting sessions, rating agency presentations, lender meetings, investor road shows and meetings with parties acting as arrangers, bookrunners, underwriters, initial purchasers, placement agents and/or other lenders and investors for the Financing or the Equity Financing; (ii) providing such customary historical financial and other customary pertinent information with respect to the Company and its subsidiaries as may be reasonably requested by Parent for use in connection with the Financing or the Equity Financing and designating, upon request, whether any such information is suitable to be made available to lenders and other investors who do not wish to receive material non-public information with respect to the Company and its subsidiaries; (iii) providing information regarding the Company and its subsidiaries reasonably necessary to assist Parent in preparing pro forma financial statements if Parent determines such pro forma financial statements are legally required or customary in connection with the Financing or the Equity Financing or any other SEC filing required to be made by the Parent, it being understood that the Company need only assist in the preparation thereof, but shall not be required to independently prepare any separate pro forma financial statements and shall not be required to change its fiscal year; (iv) providing reasonable assistance to the Parent and its subsidiaries in connection with the preparation by the Parent of SEC filings to be made by the Parent, offering memoranda, private placement memoranda, prospectuses, prospectus supplements, registration statements, bank confidential information memoranda, lender and investor presentations, road show materials, rating agency presentations and similar documents and materials, in each case, under this subsection (iv), in connection with the Financing or the Equity Financing and reasonably assisting with the preparation of the definitive documentation for the Financing or the Equity Financing, including by providing information reasonably necessary for the completion of any schedules thereto, in each case to the extent, and solely to the extent, such materials relate to information concerning the Company and its subsidiaries; (v) using commercially reasonable efforts to cause Deloitte & Touche LLP to cooperate with Parent, including by participating in accounting due diligence sessions upon reasonable advance notice, using reasonable best efforts to obtain the consent of, and facilitate the delivery of, customary comfort letters (including as to customary negative assurance) from, Deloitte & Touche LLP (including by providing customary management letters and requesting legal letters to obtain such consent) if reasonably necessary or customary for Parent’s use of the financial statements of the Company and its subsidiaries in any marketing or offering materials to be used in connection with the Financing or the Equity Financing; (vi) cooperating reasonably with any customary due diligence requests by Parent, its Financing Sources and their respective legal counsel; (vii) reasonably assisting Parent in obtaining corporate, corporate family, credit, facility and securities ratings from rating agencies; (viii) furnishing promptly (and in any event at least three (3) days prior to the Closing Date) all documentation and other information reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by parties acting as lead arrangers, agents or underwriters, as applicable, required by any Governmental Entity in connection with the Financing or the Equity Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act and (ix) delivering notices of prepayment within the time periods required by the Company Credit Agreements and using reasonable best efforts to obtain customary payoff letters, lien terminations and instructions of discharge to the extent, and in the manner contemplated by, this Section 6.14 and Section 6.15 hereof, and give any other necessary notices to allow for the payoff, discharge and termination of all indebtedness required by this Agreement to be repaid and terminated (subject to the provisions of this Section 6.14 and Section 6.15). The Company hereby consents to the use of the trademarks, service marks and logos of the Company and its subsidiaries in connection with the arrangement of the Financing or the Equity Financing in connection with the Merger if such trademarks, service marks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose. Notwithstanding the foregoing, nothing herein shall require such cooperation to the extent it would (i) unreasonably disrupt the ordinary conduct of the business or operations of the Company or its subsidiaries, (ii) require the Company or its subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any actual or potential liability or give any indemnities prior to the Effective Time unless Parent reimburses or is required to reimburse or indemnify the Company or its subsidiaries pursuant to this Agreement or otherwise agrees to do so, provided, however, that, with respect to any series of Company Notes or the Company Credit Agreements, neither the Company nor any of its subsidiaries shall be required to make any payments of outstanding principal, accrued and unpaid interest and/or applicable premiums or consent payments (other than with respect to scheduled payments of principal and interest) unless the Parent has irrevocably deposited funds sufficient to cover such amounts with the applicable trustee or agent, (iii) require the Company or its subsidiaries to take any action that would reasonably be expected, in the reasonable judgment of the Company after consultation with its legal counsel, to conflict with, or result in any violation or breach of, any applicable (A) laws or orders or (B) obligations of confidentiality (not created in contemplation hereof) binding on the Company or its subsidiaries (provided that in the event that the Company or its subsidiaries do not provide information in reliance on the exclusion in this clause (B), the Company and its subsidiaries shall provide notice to Parent promptly that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)), (iv) require the Company or its subsidiaries to (A) subject to the requirements of Section 6.14(a)(v) and Section 6.15, pass resolutions or consents, approve or authorize the execution of, or execute any document, agreement, certificate or instrument or take any other corporate action with respect to the Financing or the Equity Financing that is not contingent on the Closing or that would be effective prior to the Effective Time or (B) provide or cause its legal counsel to provide any legal opinions that are not required in connection with the transactions contemplated by Section 6.15, (v) require the Company to prepare separate financial statements for any of its subsidiaries, financial statements pursuant to Rules 3-10 (other than assisting with the preparation of a footnote in Parent’s financial statements) or 3-16 of Regulation S-X or any new compensation information. Parent acknowledges and agrees that any access or information contemplated to be provided by the Company or any of its subsidiaries pursuant to this Section 6.14 shall, to the extent such information constitutes material non-public information of the Company, only be provided to other Persons, including any Financing Sources, if such other Person affirmatively agrees to maintain the confidentiality of such information pursuant to a customary confidentiality agreement and to comply with all federal and state securities laws and regulations applicable to such information or (vi) require the Company or any subsidiary thereof to incur additional indebtedness (including guarantees), such that the Company is unable to satisfy any applicable debt incurrence requirement at Closing in the merger covenant in the Indentures.

(b) On or prior to the second (2nd) Business Day prior to the Closing Date, the Company shall use its reasonable best efforts to cause the agent under each Company Credit Agreement to deliver to Parent a copy of a draft payoff letter (subject to delivery of funds as arranged by Parent) with respect to each Company Credit Agreement (each, a “Payoff Letter” and collectively, the “Payoff Letters”), in customary form, which Payoff Letters shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the relevant Company Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) (such amount payable with respect to any Payoff Letter and Company Credit Agreement, the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under each such Payoff Letter, the related Company Credit Agreement and all related loan documents shall be terminated (but excluding any contingent obligations, including, without limitation, indemnification obligations, that in any such case are not then due and payable and that by their terms are to survive the termination of any Company Credit Agreement and the related loan documents), and (iii) provide that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company or any of its subsidiaries securing such obligations shall be, released and terminated upon the payment of each Payoff Amount on the Closing Date (subject to delivery of funds as arranged by Parent and the filing of appropriate UCC-3 termination statements and other termination filings). In furtherance of, and not in limitation of the covenants set forth in Section 6.18, Parent shall be unconditionally obligated to provide to the Company, or to cause the payment of, the Payoff Amount required under each Payoff Letter substantially simultaneously with the Closing.

(c) Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses (including attorneys’ fees and expenses) to the extent such costs, fees and expenses are incurred by the Company, its subsidiaries or their respective Representatives in connection with any such party complying with the obligations under this Section 6.14, and Parent shall indemnify and hold harmless the Company, its subsidiaries and their respective Representatives from and against any and all losses, damages, claims, interest, awards, judgments, penalties, costs or expenses suffered or incurred by them to the extent such losses, damages, claims, interest, awards, judgments, penalties, costs or expenses arose out of the actions taken by the Company, its subsidiaries or their respective Representatives pursuant to this Section 6.14 (other than information provided by the Company, its subsidiaries or Representatives in writing for express use therein), except in the event such losses, damages, claims, interest, awards, judgments, penalties, costs or expenses are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of or resulted from the gross negligence or willful misconduct of the Company, any of its subsidiaries or any of their respective Representatives.

SECTION 6.15 Debt Offers.

(a) As soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall use its reasonable best efforts to (i) commence offers to purchase, including any “Change of Control Offer” (as such term is defined in the applicable Indenture), redeem or exchange, and to conduct consent solicitations with respect to, any or all of the outstanding aggregate principal amount and all other amounts due of any or all series of the notes of the Company set forth in Section 6.15 of the Company Disclosure Schedule (the “Company Notes”), on such terms and conditions, including pricing terms and amendments to the terms and provisions of the applicable Indenture, that are specified, from time to time, by Parent following consultation with the Company and its legal counsel (each, a “Debt Offer” and collectively, the “Debt Offers”), (ii) use its reasonable best efforts to cause the applicable trustee to agree to proceed with the redemption of each series of Company Notes specified by Parent pursuant to their terms at least forty-five (45) days (or such shorter period as such trustee may agree to) before the expected redemption date, which notices to holders may be issued before the Effective Time solely to the extent such redemption is conditioned on the occurrence of the Effective Time and such condition is permitted under the applicable Indenture governing the series of Company Notes that are the subject of such redemption, as reasonably determined by the Company after consultation with its legal counsel, and use reasonable best efforts to cause the applicable trustee to provide such notice to holders of such Company Notes as soon as practicable following the Effective Time (if not issued earlier as contemplated by this Section 6.15(a)); (iii) provide Parent the reasonable opportunity to review and comment on each of the notices and other documents contemplated by this Section 6.15(a) reasonably in advance of their delivery (other than Exchange Act reports filed in the ordinary course of business of the

Company and incorporated therein by reference therein and not filed or furnished in connection with such Debt Offer) and, after review and consultation, to accept such comments, in all material respects, except to the extent they are not reasonable; provided that the Company will provide Parent all such documents without the Parent being required to request such documents; (iv) take all reasonably necessary actions to deregister the Company and its securities in accordance with the applicable rules and regulations under the Exchange Act, on such terms and conditions that are specified, from time to time, by Parent following consultation with the Company and its legal counsel; and (v) take all other actions and prepare and deliver all other documents (including any officers certificates and legal opinions) as may be reasonably required under the applicable Indenture (A) to issue a notice of redemption of the outstanding aggregate principal amount of the applicable series of Company Notes (together with all accrued and unpaid interest and applicable premiums or consent payments related to such series of Company Notes) pursuant to the applicable provisions of the applicable Indentures; provided, however, that such notice shall not be required to be issued by the Company prior to the Effective Time unless the redemption provided for in such notice is conditioned on the occurrence of the Effective Time and such condition is permitted under the applicable Indenture governing the series of Company Notes that are the subject of such redemption as determined by the Company after consultation with its legal counsel, and (B) to take such actions as are necessary to cause the satisfaction and discharge of the applicable Indentures and such series of Company Notes substantially concurrently with the Closing (subject to the irrevocable deposit by Parent with the applicable trustee on the Closing Date of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the redemption date on, and applicable premiums or consent payments related to, such series of Company Notes, as arranged by Parent). Parent shall assist the Company in connection with the foregoing; provided that, to the extent requested by Parent, the Company or the Company’s counsel shall provide all legal opinions required in connection with the transactions contemplated by this Section 6.15 but, in the case of a redemption or satisfaction and discharge, only to the extent such notice of redemption is issued or such satisfaction and discharge is consummated, as applicable, on or prior to the Closing Date, it being understood that Parent’s counsel shall provide all legal opinions required in connection therewith to the extent required after the Closing Date. Subject to the preceding sentence, the Company shall provide, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Offers and any redemption or satisfaction and discharge. Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to give an opinion or negative assurance letter with respect to a Debt Offer or otherwise that in the opinion of the Company or its legal counsel does not comply with applicable Laws or court decisions, an opinion with respect to financing by the Parent or the discharge or defeasance of any Company Notes. The Company shall waive any of the conditions to the Debt Offers as may be reasonably requested by Parent in writing that after consultation with its legal counsel the Company determines can be legally waived (other than that the Merger shall have been consummated and there shall be no restriction in effect that prevents the consummation of the Merger) and shall not, without the written consent of Parent, which consent shall not be unreasonably withheld, waive any condition to the Debt Offers or make any material changes to the Debt Offers. Notwithstanding anything to the contrary contained in this Section 6.15, (i) Parent may, by written notice to the Company, require the Company to extend the offer period and consent period applicable to a Debt Offer to a date selected by Parent, provided that Parent delivers such written notice reasonably in advance of the time at which the Company is required to provide notice of such extension to holders of the applicable Company Notes and (ii) in no event shall the Company be required to commence or settle any Debt Offer, make any related consent payment or effect any Discharge prior to the Effective Time unless the Company is satisfied that Parent has sufficient cash or cash equivalents, including pursuant to the Debt Commitment Letter, to satisfy any obligations of the Company to the Company’s debt holders that may arise as a result of such Debt Offer or Discharge, including any principal, interest, applicable premiums or consent payments.

(b) The Company covenants and agrees that, promptly following the consent solicitation expiration date, if any, assuming the requisite consents are received in any consent solicitation constituting part of the Debt Offer, each of the Company and its applicable subsidiaries as is necessary shall (and shall use their reasonable best efforts to cause the applicable trustee to), execute supplemental indentures to the applicable Indenture, which supplemental indentures shall, subject to the consummation of the Merger and the other transactions contemplated hereby, implement the amendments described in the offer to purchase or exchange, consent solicitation statement, related letter of transmittal, and other related documents; provided, however, that in no event shall the Company, any of its subsidiaries or any of their respective officers, directors or other representatives, have any obligation to authorize, adopt or execute any amendments or other agreement that would become effective prior to the Effective Time. The Company makes no representation or covenant with respect to the applicable trustee’s interpretation of Marblegate Asset Management v. Education Management Corp., 14 Civ. 8584 (KPF) (S.D.N.Y. Dec. 30, 2014).

(c) The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Offers shall be selected by Parent after consultation with the Company. Notwithstanding the provisions of Section 6.15(b), the Company shall enter into customary agreements (including indemnities, which shall be subject to Section 6.15(d)) with such parties and on terms and conditions reasonably acceptable to both the Parent and the Company.

(d) Parent shall make available to the Company on or prior to the Effective Time all funds necessary to satisfy any obligations of the Company to the Company’s debt holders that may arise as a result of the transactions contemplated by this Section 6.15, including (i) any funds necessary to complete the Discharge of any Company Notes and (ii) principal, interest, any applicable premiums or consent payments, in connection with any Debt Offer that is commenced or settled on or prior to the Effective Time in accordance with this Section 6.15. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses (including attorneys’ fees and expenses) to the extent such costs, fees and expenses are incurred by the Company, its subsidiaries or their respective Representatives in connection with it complying with its obligations under this Section 6.15, and Parent shall indemnify and hold harmless the Company and its subsidiaries and Representatives from and against any and all losses, damages, claims, interest, awards, judgments, penalties, costs or expenses suffered or incurred by them to the extent such losses, damages, claims, interest, awards, judgments, penalties, costs or expenses arose out of the actions taken by the Company, its subsidiaries or its Representatives pursuant to this Section 6.15 (other than information provided in writing by the Company or its subsidiaries or Representatives), except in the event such losses, damages, claims, interest, awards, judgments, penalties, costs or expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen out of or resulted from the gross negligence or willful misconduct of the Company, any of its subsidiaries or any of their respective Representatives.

(e) Notwithstanding the foregoing, nothing in this Section 6.15 shall require the Company’s cooperation to the extent it would (i) unreasonably disrupt the ordinary conduct of the business or operations of the Company or its subsidiaries, (ii) require the Company or its subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Effective Time unless Parent reimburses or is required to reimburse or indemnify the Company or its subsidiaries pursuant to this Agreement or otherwise agrees to do so, provided, however, that, with respect to any series of Company Notes or the Company Credit Agreements, neither the Company nor any of its subsidiaries shall be required to make any payments of outstanding principal, accrued and unpaid interest and/or applicable premiums or consent payments (other than with respect to scheduled payments of principal and interest) unless the Parent has irrevocably deposited funds sufficient to cover such amounts with the applicable trustee or agent, (iii) require the Company or its subsidiaries to take any action that would reasonably be expected, in the reasonable judgment of the Company, after consultation with its legal counsel, to conflict with, or result in any violation or breach of, any applicable Laws, order or any Contract of the Company, (iv) cause any representation or warranty in this Agreement to be breached or become inaccurate, cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement or (v) cause the Discharge of any Company Notes in the event the Merger is not consummated.

(f) None of the information supplied by the Company and its subsidiaries for inclusion in the information provided to holders in connection with a Debt Offer will contain at the time delivered, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) The Company covenants and agrees that it will not, without the prior written consent of Parent, cause or permit any Registration Statement on Form S-4 or Form S-3 with the SEC in respect of any series of Company Notes to be declared effective by the SEC or conduct an exchange offer with respect thereto. Parent shall, upon written request of the Company (and no earlier than two (2) Business Days prior to the due date for any such payment), reimburse the Company for any additional interest on any series of Company Notes resulting from the Company’s compliance with the terms of this Section 6.15(g).

SECTION 6.16 Anti-Takeover Statute. If any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under any federal, state, local or foreign Laws applicable to the Company is, or will be, applicable to this Agreement, the Merger or the other transactions contemplated hereby, the Company and the Company Board shall grant all such approvals and take all such actions within their control as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions contemplated hereby.

SECTION 6.17 Resignation of Directors. At the Closing, the Company shall use reasonable best efforts to cause all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, to execute and deliver a letter effecting his or her resignation as a director (but not as an employee and without prejudice to such person’s rights as an employee) of such entity effective at the Effective Time.

SECTION 6.18 Parent and Merger Sub Financing Cooperation.

(a) Subject to Section 6.18(c), each of Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, such actions and do, or cause to be done, such things necessary, proper or advisable to arrange and obtain the Debt Financing contemplated by the Debt Commitment Letter, including using reasonable best efforts to enforce in all material respects its rights under the Debt Commitment Letter. Parent shall keep the Company reasonably informed with respect to any material developments concerning the status of the Debt Financing and shall promptly respond to any written requests from the Company concerning such status. Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, after Parent has knowledge thereof, if at any time prior to the Closing Date (i) the Debt Commitment Letter or any of the commitments with respect to the Debt Financing thereunder or any definitive financing agreement entered into in replacement of all or a portion of the Debt Financing contemplated by the Debt Commitment Letter, as applicable, shall expire or be terminated (except, in either case, in accordance with its terms or unless concurrently replaced by commitments from other financing sources or from proceeds of other sources of financing or cash or otherwise in accordance with the terms of Section 6.18(c)), (ii) for any reason, all or a portion of the Debt Financing under the Debt Commitment Letter becomes unavailable (except in accordance with its terms or unless concurrently replaced by commitments from other financing sources or from proceeds of other sources of financing or cash or otherwise in accordance with the terms of Section 6.18(c)) or (iii) any Financing Source or any other Person that is a party to the Debt Commitment Letter breaches, defaults or repudiates the Debt Commitment Letter or, to the knowledge of Parent, threatens in writing to do any of the foregoing and which breach, default or repudiation would reasonably be expected to adversely affect the conditionality, timing, availability or amount of the Debt Financing. If Parent becomes aware that any portion of the Debt Financing becomes unavailable under the Debt Commitment Letter, except in accordance with the terms of the Debt Commitment Letter or unless concurrently replaced by commitments from other financing sources or from proceeds of other sources of financing or cash or otherwise in accordance with the terms of Section 6.18(c), Parent shall use its reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event (and Parent shall not agree or consent to such Debt Financing becoming unavailable except as permitted under Section 6.18(c)).

(b) In the event (x) the Debt Financing (or any Permanent Financing or Equity Financing) or any portion thereof is funded in advance of the Closing Date or (y) net cash proceeds are received by Parent or any subsidiary thereof in connection with any Divestiture Action, then Parent, Merger Sub or any other applicable subsidiary thereof shall keep and maintain at all times prior to the Closing Date the proceeds of the Debt Financing (or any

Permanent Financing or Equity Financing) or any such net cash proceeds from such Divestiture Action, as well as the amount of cash set forth on Section 6.18(c) of the Parent Disclosure Schedule, available for the purpose of funding the transactions contemplated by this Agreement; provided that if the terms of the Debt Financing (or any Permanent Financing or Equity Financing) require the proceeds of the Debt Financing (or any Permanent Financing or Equity Financing) to be held in escrow (or similar arrangement) pending the consummation of the transactions contemplated under this Agreement, then such proceeds may be held in escrow, so long as the conditions to the release of such funds are no more onerous to the Parent than the conditions to borrowing of the Debt Financing contemplated by the Debt Commitment Letter.

(c) Except as otherwise provided in this Section 6.18(c), neither Parent nor Merger Sub shall agree to or permit any amendment, supplement, modification, termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the Debt Commitment Letter without the prior written consent of the Company if such amendment, supplement, modification, termination, reduction or waiver would or would reasonably be expected to (i) delay or prevent the Closing, (ii) impose new or additional conditions or otherwise expand any of the conditions to the funding of the Debt Financing, (iii) adversely impact the ability of Parent or Merger Sub to obtain the Debt Financing or (iv) materially adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter; provided that, notwithstanding anything in this Section 6.18(c) or in Section 6.18(a) to the contrary, Parent or Merger Sub may (w) amend, supplement or modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, (x) enter into other debt financing arrangements and thereby reduce all or a portion of the aggregate amount of the Debt Financing by the amount of, or the amount of any commitment (including pursuant to working capital facilities) for, any such debt financing so long as the conditions to funding under such debt financing arrangements satisfy clause (ii) above (as determined by the Parent in good faith) (any such debt financing, a “Permanent Financing” and, together with the Debt Financing, the “Financing”), (y) reduce and/or replace the aggregate amount of the Debt Financing by the net proceeds raised by Parent and/or any of its subsidiaries through any Equity Financing and (z) reduce and/or replace the aggregate amount of the Debt Financing by the amount (A) of other available sources of cash in excess of the amount set forth on Section 6.18(c) of the Parent Disclosure Schedule held on the balance sheet and otherwise available to fund the transactions contemplated by this Agreement (as determined by Parent in good faith), including, without limitation, net proceeds from Divestiture Actions received at or prior to such reduction or replacement, drawings under working capital facilities, the issuance of commercial paper or externally generated cash flow or (B) equal to the aggregate principal amount of Company Notes outstanding following the completion or waiver of a change of control offer pursuant to the applicable Indenture, where such remaining Company Notes are intended to remain outstanding following the Closing. Upon any amendment, supplement, modification, termination, reduction or waiver of the Debt Commitment Letter in accordance with this Section 6.18(c) or any replacement of the Debt Commitment Letter in accordance with Section 6.18(a), (i) references herein to “Debt Commitment Letter” shall include such document as amended, supplemented, modified, terminated, reduced or waived in compliance with this Section 6.18(c) or replaced in accordance with Section 6.18(a) and (ii) references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended, supplemented, modified or waived in compliance with this Section 6.18(c). To the extent that, after giving effect to any reductions contemplated by clauses (x), (y) and (z) above, no commitments remain outstanding under the Debt Commitment Letter, Parent may terminate the Debt Commitment Letter.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Company and Parent) at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Requisite Vote;

(b) No Legal Restraints. No Law or injunction (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction (collectively, the “Legal Restraints”) which prevents, makes illegal, prohibits, restrains or enjoins the consummation of the Merger; and

(c) Antitrust Consents. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Parent) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first sentence of Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.4 (Authority), Section 3.9(b) (Absence of Certain Changes and Events) and Section 3.19 (Brokers) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 3.3(a) and the first sentence and clause (i) of the second sentence of Section 3.3(b) (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date) and (iii) the representations and warranties of the Company set forth in this Agreement (other than those identified in clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iii) shall be deemed to have been satisfied unless the failure of such representations and warranties of the Company to be so true and correct (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein) has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing, provided that the Company shall have performed in all respects the obligations, and complied in all respects with the agreements and covenants, required to be performed by, or complied with by, it under Section 5.1(c)(xiii)(A) of this Agreement at or prior to the Closing;

(c) Certificate. Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied; and

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect; provided that clause (C) of the definition of Material Adverse Effect shall be excluded from such definition for the purpose of determining the satisfaction of this Section 7.2(d).

SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 4.1 (Organization), Section 4.2 (Authority) and Section 4.5 (Operations and Ownership of Merger Sub) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than those identified in clause (i)) shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(ii) shall be deemed to have been satisfied unless the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement;

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing; and

(c) Certificate. The Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of the Company (except in the case of a termination pursuant to Section 8.1(d)(ii) which may only be invoked prior to the receipt of the Company Requisite Vote):

(a) by mutual written consent of Parent and the Company;

(b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued a Legal Restraint which prevents, makes illegal, prohibits, restrains or enjoins the consummation of the Merger and such Legal Restraint is or shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party whose breach of this Agreement was the primary cause of, or primarily resulted in, the issuance of such Legal Restraint;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before October 27, 2016 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party whose breach of this Agreement was the primary cause of, or primarily resulted in, the failure of the Effective Time to occur on or before the End Date; provided, further, that, if on the End Date all of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing would have occurred) or remain capable of being satisfied but any of the conditions set forth in Section 7.1(b) and/or Section 7.1(c) has not been satisfied, then either Parent or the Company may extend the End Date to January 27, 2017 by delivery of written notice of such extension to the other party not less than three (3) Business Days prior to the End Date, in which case the End Date shall be deemed for all purposes to be such later date;

(d) by written notice of the Company:

(i) if there shall have been a breach of any (A) representation or warranty or (B) covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty shall have become inaccurate, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied, and such breach or inaccuracy has not been cured within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured within such period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii) prior to, but not after, obtaining the Company Requisite Vote, in accordance with, and subject to compliance with the terms and conditions of, Section 6.1(c);

(e) by written notice of Parent if:

(i) there shall have been a breach of any (A) representation or warranty or (B) covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall have become inaccurate, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied, and such breach or inaccuracy has not been cured within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured within such period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii) the Company Board shall have made a Change of Recommendation; or

(f) by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken.

SECTION 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.6(b), Section 6.8, this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any Party hereto of any liability for damages resulting from fraud or Willful Breach prior to such termination by any Party hereto (which the Parties acknowledge and agree shall be determined by a court of competent jurisdiction in accordance with Section 9.13 applying the governing Law in accordance with Section 9.9), in which case the aggrieved Party shall be entitled to all rights and remedies available at law or equity. Notwithstanding anything contained in this Agreement to the contrary, Parent expressly acknowledges and agrees that Parent’s and Merger Sub’s obligations hereunder are not conditioned in any manner upon Parent or Merger Sub obtaining any financing. The failure, for any reason, of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on the date that the Closing is required to occur pursuant to Section 1.2 hereof shall constitute a Willful Breach of this Agreement by Parent and Merger Sub. The Parties acknowledge and agree that (i) nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.12 and (ii) no termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement and Clean Room Agreement.

(b) In the event that:

(i) this Agreement is terminated (x) by the Company pursuant to Section 8.1(d)(ii) or (y) by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay $325 million (the “Company Termination Fee”) to Parent (or its designee), at or prior to the time of termination and as a condition to such termination in the case of a termination by the Company or as promptly as reasonably practicable in the case of a termination pursuant by Parent (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds to an account designated by Parent;

(ii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(f), or by Parent pursuant to Section 8.1(e)(i) or by either Parent or the Company pursuant to Section 8.1(c) and (A) at any time after the date of this Agreement, but prior to the date of the Stockholders Meeting (in the case of Section 8.1(f)), prior to the breach giving rise to such right of termination (in the case of Section 8.1(e)(i)) or prior to such termination (in the case of Section 8.1(c)), any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, or an Acquisition Proposal shall have otherwise become publicly known, and (B) within twelve (12) months after such termination, the Company or any of its subsidiaries shall have entered into a definitive agreement with respect to an Acquisition Proposal (regardless of whether consummated), or an Acquisition Proposal shall have been consummated involving the Company or any of its subsidiaries (whether or not involving the same Acquisition Proposal as that which was publicly announced or otherwise became publicly known prior to such termination), then, in any such event, the Company shall pay to Parent (or its designee) the Company Termination Fee, at or prior to the earlier to occur of the Company entering into a definitive agreement with respect to such Acquisition Proposal or the consummation of such Acquisition Proposal, payable by wire transfer of immediately available funds to an account designated by Parent; provided, however, that, for purposes of this Section 8.2(b)(ii), references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(iii) this Agreement is terminated by either the Company or Parent pursuant to Section 8.1(f), then the Company shall promptly, but in no event later than two (2) days after being notified of such by Parent, pay to Parent (or its designee) all of the documented out-of-pocket expenses incurred by Parent or Merger Sub in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $45 million, payable by wire transfer of immediately available funds; provided that any amounts paid under this Section 8.2(b)(iii) shall be credited (without interest) against any Company Termination Fee if paid to Parent (or its designee) pursuant to the terms of this Agreement; or

(iv) this Agreement is terminated by Parent or the Company pursuant to (x) Section 8.1(b) and the applicable Legal Restraint giving rise to such termination right is issued under or pursuant to any Antitrust Law or (y) Section 8.1(c), and, in either case of clause (x) or (y), on the termination date the only conditions to closing set forth in Section 7.1 or Section 7.2 that have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing which conditions would be capable of being satisfied at the Closing if the Closing Date were on the termination date) are the conditions set forth in Section 7.1(b) (but only if the applicable Legal Restraint causing such condition not to be satisfied is issued under or pursuant to any Antitrust Law) and Section 7.1(c), then Parent shall pay $325 million (the “Parent Termination Fee”) to the Company (or its designee) by wire transfer of immediately available funds to the account designated by the relevant Party, at or prior to the time of termination in the case of a termination by Parent, or as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination by the Company; provided, however, that the amount of the Parent Termination Fee shall be increased to $650 million if, following a date that is the seven (7) month anniversary of the date of this Agreement but prior to the date that is the twelve (12) month anniversary of the date of this Agreement, a Parent Permitted Transaction has been consummated or entered into or Parent has announced any plans to enter into any specific Parent Permitted Transaction. The Parties agree that, solely for purposes of this Section 8.2(b)(iv), Parent shall not be deemed to have announced any plans to enter into any specific Parent Permitted Transaction solely as a result of, following the seven (7) month anniversary of the date of this Agreement, having engaged or otherwise participated in any negotiations or discussions concerning such a transaction or having made any public acknowledgments with respect to such negotiations or discussions. Notwithstanding anything to the contrary herein, the Parties agree that, for purposes of this Agreement, Parent shall be deemed to have announced plans to enter into any specific Parent Permitted Transaction as a result of having made publicly available a “bear hug” letter, or a tender or exchange, take-over bid or other public offer to acquire all or a controlling interest with respect to a Parent Permitted Transaction.

(c) The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee on more than one occasion.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if a Party fails to promptly pay any amount due pursuant to this Section 8.2, and the other Party commences a Proceeding that results in a judgment against the failing Party for the amount set forth in this Section 8.2 or a portion thereof, the failing Party shall pay to the other Party all fees, costs and expenses of enforcement (including attorney’s fees as well as expenses incurred in connection with any such action), together with interest on such amount or such portion thereof at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made.

SECTION 8.3 Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time or after the termination of this Agreement and (b) those contained in this Article IX.

SECTION 9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties (by action of their respective boards of directors) may modify, amend or supplement this Agreement only by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided, however, unless otherwise agreed by the Parties, that after the Company Requisite Vote has been obtained there shall be no amendment of this Agreement that would require the further approval of the stockholders of the Company under applicable Law without such approval having first been obtained; provided, further, that notwithstanding anything to the contrary contained herein, this Section 9.2, Section 9.8, Section 9.13, Section 9.14 and Section 9.15, shall not be amended, modified, supplemented or waived, and no consent shall be given thereunder, in each case in any manner that is materially adverse to the interests of the Financing Sources without their prior written consent.

SECTION 9.3 Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile or by email (with affirmative confirmation of receipt by the receiving Party), by registered or certified mail (with postage prepaid, return receipt requested) or by a nationally recognized courier service (with signed confirmation of receipt) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to the Company:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, PA 17011
Attention:	James J. Comitale
Facsimile:	(717) 760-7867
Email:	jcomitale@riteaid.com

with an additional copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:	Paul T. Schnell
Marie L. Gibson
Alexandra J. McCormack
Facsimile:	(212) 735-2000
Email:	paul.schnell@skadden.com
marie.gibson@skadden.com
alexandra.mccormack@skadden.com

(b)	if to Parent or Merger Sub:

Walgreens Boots Alliance, Inc.
108 Wilmot Road
Deerfield, IL 60015
Attention:	Marco Pagni
Facsimile:	(847) 315-8570
Email:	marco.pagni@wba.com

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Mario A. Ponce
Facsimile:	(212) 455-2502
Email:	mponce@stblaw.com

and

Simpson Thacher & Bartlett LLP
600 Travis Street, Suite 5400
Houston, TX 77002
Attention:	Christopher R. May
Facsimile:	(713) 821-5602
Email:	cmay@stblaw.com

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by nationally recognized courier service for next Business Day delivery or (iii) the Business Day received, if sent by facsimile, email or any other permitted method (provided that any notice received by facsimile transmission, email or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).

SECTION 9.5 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement on terms (including standstill restrictions, provided that such standstill restrictions need not restrict a Person from making an offer or proposal to the Company (including the Company Board) in respect of an Acquisition Proposal) substantially no less restrictive to the Company’s counterparty thereto than those contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement) and which does not restrict the Company from providing the access, information or data required to be provided to Parent pursuant to Section 6.1;

(b) “Adjusted EBITDA” means consolidated net income of the Company and its subsidiaries (determined in accordance with GAAP), excluding the impact of (i) income tax expense or benefit (and any corresponding adjustment to tax indemnification assets), (ii) interest income or expense, including non-cash interest expense, (iii) severance and retention costs permitted by this Agreement, (iv) depreciation and amortization expense, (v) last-in, first-out inventory adjustments, (vi) charges or credits for facility closings and impairment, (vii) inventory write downs for store closings, (viii) payroll and occupancy expense for stores that are in liquidation, (ix) charges for debt retirements and modifications, (x) stock based compensation expenses, (xi) gains and losses associated with sales and write offs of fixed assets and investments, (xii) revenue deferrals related to the Company’s customer loyalty programs, (xiii) all transaction related expenses (fees, charges and expenses) related to acquisitions previously completed or contemplated or undertaken in the future in accordance with this Agreement, in each case, whether or not successful (including, without limitation, the Envision Acquisition and the Merger), (xiv) integration costs related to the Envision Acquisition and the Merger, (xv) judgments, settlements, and related costs related to Transaction Litigation and litigation scheduled in Section 3.6 or Section 3.10 of the Company Disclosure Schedule or disclosed in the SEC Reports prior to the date of this Agreement, (xvi) goodwill or long lived asset impairment charges and (xvii) other extraordinary, unusual or non-recurring gains or losses, charges or expenses (it being understood that an impact described in clauses (i) through (xvii) shall be excluded only once notwithstanding that the impact is of a type that falls within more than one of the categories specified in such clauses). Adjusted EBITDA for the Company’s Pharmacy Services segment (as such term is referenced in the SEC Reports), to the extent the Closing Date is before June 23, 2016, shall be calculated on a pro forma basis by annualizing the actual average weekly Adjusted EBITDA for the Pharmacy Services segment from June 23, 2015 through the date of determination, adjusted to reflect pro-forma results for a full fifty-two (52) week period during the applicable period of determination;

(c) “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person;

(d) “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(e) “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the United States in the City of New York, New York;

(f) “Clean Room Agreement” means that Statement of Work, dated June 3, 2015, by and among Ernst & Young LLP, Parent and the Company, as amended from time to time.

(g) “Company Credit Agreements” means, collectively, (i) the Amended and Restated Credit Agreement, dated as of June 27, 2001, as amended and restated as of January 13, 2015, among the Company, the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral agent, (ii) the Credit Agreement, dated as of February 21, 2013, among the Company, the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral agent and (iii) the Credit Agreement, dated as of June 21, 2013, among the Company, the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral agent, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time;

(h) “Company Owned Real Property” means all real property and interests in real property owned in fee by the Company or any of its subsidiaries, together with all buildings, improvements and fixtures now or subsequently located thereon and all appurtenances thereto;

(i) “Company Plan” means (i) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, consulting, severance, change in control, retention or similar plan, agreement, arrangement or policy and (iii) each other plan, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, equity or equity-related rights, incentive or deferred compensation, paid time off, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case maintained, sponsored or contributed to by the Company or any of its subsidiaries for the benefit of any Service Provider or with respect to which the Company or any of its subsidiaries has any direct or indirect liability;

(j) “Company Real Property Lease” means any lease, sublease, license, sublicense or other agreement under which the Company or any of its subsidiaries leases, licenses, uses or occupies, or has the right to use or occupy (whether as landlord or tenant), any real property or interest in real property;

(k) “Company Stock Plans” means the 2004 Omnibus Equity Plan, the 2006 Omnibus Equity Plan, the 2010 Omnibus Equity Plan, the 2012 Omnibus Equity Plan and the 2014 Omnibus Equity Plan (and applicable award agreements issued under such plans), as applicable as well as any other plans or agreements pursuant to which the Company has granted equity awards (including equity awards granted or assumed by the Company in connection with any acquisitions prior to the Effective Time);

(l) “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(m) “Conversion Ratio” means the quotient of the Per Share Merger Consideration divided by the Parent Price, rounded to the nearest one ten thousandth;

(n) “Data Room” means the virtual data room supported by Merrill Communications LLC, and any “clean room”, in each case with respect to the transactions contemplated by this Agreement;

(o) “Discharge” means the completion of any one or more of repayment, redemption, tender offer, defeasance and/or satisfaction and discharge of any Company Notes;

(p) “Envision Acquisition” means the acquisition of TPG VI Envision BL, LLC and Envision Topco Holdings, LLC pursuant to the Agreement and Plan of Merger, dated as of February 10, 2015, as amended by Amendment No. 1, dated as of April 17, 2015, by and among the Company, Eagle Merger Sub 1 LLC, Eagle Merger Sub 2 LLC, TPG VI Envision BL, LLC, Envision Topco Holdings, LLC and Shareholder Representative Services LLC, solely in its capacity as the sellers’ representative;

(q) “Equity Financing” means the issuance and sale by Parent of Parent Shares in an underwritten offering or a private placement, excluding the issuance of equity interests upon the exercise of employee and director stock options, to the extent the net cash proceeds thereof reduce, or are intended to reduce, the amount of the Debt Financing;

(r) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(s) “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code;

(t) “Financing Sources” means any entities that have committed to provide or otherwise entered into agreements to provide the Debt Financing, including the banks party to the Debt Commitment Letter and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Debt Commitment Letter) relating thereto, and the Affiliates and controlling persons of the foregoing, and their respective successors and assigns;

(u) “GAAP” means the U.S. generally accepted accounting principles set forth in the authoritative literature codified in the Financial Accounting Standards Board Accounting Standards Codification, in each case, as of the time of the relevant financial statements referred to herein;

(v) “Governmental Entity” means any governmental, administrative, judicial or regulatory (including any stock exchange or other self-regulatory organization) authority, agency, commission, court, body, entity or authority, whether supranational, foreign or domestic, of one or more countries, nations, republics, federations or similar entities or any states, counties, parishes or municipalities, jurisdictions or other political subdivisions thereof;

(w) “Governmental Filings” mean any consents, approvals, authorizations or Permits of, actions by, filings with or notifications to, any Governmental Entity;

(x) “Healthcare Laws” means any Law relating to the provision, administration, advertising, promotion, and/or payment for healthcare products or services, including, to the extent applicable: (i) any state licensure, credentialing, or certification requirement, including those limiting the scope of activities of persons acting without such license, credential, or certification, (ii) any billing, coding, coverage, compliance, documentation, reporting, or reimbursement Law applicable to the services provided by the Company or any of its subsidiaries, (iii) state and federal Laws governing the operation and administration of Medicare Parts A, B, C and D, Medicaid, Managed Medicaid, TRICARE, the Federal Employee Health Benefit Program and any other government-funded health care programs, (iv) any Law imposed on the claims made or promotional or marketing efforts undertaken by Company or any of its subsidiaries with respect to prescription drugs or controlled substances, (v) 42 U.S.C. § 1320a-7(b), 42 C.F.R. § 1001.952, commonly referred to as the “Federal Anti-Kickback Statute,” or any state anti-kickback prohibition, (vi) 42 U.S.C. § 1320a-7a(a)(5), 42 C.F.R. § 1003.101, commonly referred to as the “Beneficiary Inducement Law,” (vii) the HIPAA all-plan health care fraud prohibition, (viii) any Law governing the use, disclosure, privacy or security of personal or health information, including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto and any state privacy laws (“HIPAA”), (ix) 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., commonly referred to as the “Stark Law,” or any state law affecting self-referrals, (x) 31 U.S.C. §§ 3729 et seq., commonly referred to as the “False Claims Act”, or any state law false claims prohibition, (xi) 42 U.S.C. §§ 1320a-7, 7a and 7b, commonly referred to as the “Federal Fraud Statutes,” (xii) 31 U.S.C. § 3801 et seq., commonly referred to as the “Federal Program Fraud Civil Remedies Act,” and 18 U.S.C. § 1347, commonly referred to as the “Federal Health Care Fraud Law,” (xiii) any state law provisions prohibiting insurance fraud, (xiv) any other federal or state Law relating to health care fraud and abuse, (xv) any Laws of the U.S. Food and Drug Administration, (xvi) all Laws administered by the Drug Enforcement Administration including 21 U.S.C. § 801 et. seq., commonly referred to as the “Controlled Substances Act” and any similar state Laws governing the prescribing or dispensing of controlled substances, (xvii) all Laws restricting the corporate practice of medicine or fee splitting by licensed healthcare professionals, (xviii) the

Affordable Care Act, (xix) Laws relating to the practice of pharmacy, the operation of pharmacies, the wholesale distribution, dispensing, labeling, packaging, repackaging, advertising, adulteration or compounding of drug products or controlled substances and (xx) Laws relating to the provision of pharmacy benefit management, utilization review and healthcare discount card programs and services and (xxi) any and all binding rules, regulations or guidance implementing or issued pursuant to any of the above;

(y) “Indentures” means, collectively, (i) the Indenture dated as of August 1, 1993, between the Company and Morgan Guaranty Trust Company of New York, as trustee, as supplemented by the Supplemental Indenture dated as of February 3, 2000, related to the Company’s 7.70% Notes due 2027; (ii) the Indenture dated as of December 21, 1998, between the Company and Harris Trust and Savings Bank, as trustee, as supplemented by the Supplemental Indenture dated as of February 3, 2000, related to the Company’s 6.875% Notes due 2028; (iii) the Indenture dated as of February 27, 2012, among the Company, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture dated as of May 15, 2012, related to the Company’s 9.25% Senior Notes due 2020; (iv) the Indenture dated as of July 2, 2013, among the Company, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, related to the Company’s 6.75% Senior Notes due 2021 and (v) the Indenture dated as of April 2, 2015, among the Company, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, related to the Company’s 6.125% Senior Notes due 2023;

(z) “Intellectual Property” means all worldwide intellectual and industrial property and proprietary rights of any kind, including all rights in (i) patents, (ii) copyrights and copyrighted works (including Software), (iii) trademarks, service marks, corporate, business and d/b/a names, logos, trade dress, domain names, social media identifiers and other indicators of source or origin and all associated goodwill, (iv) trade secrets, know-how, methods, processes and confidential information in any form or media and (v) registrations, applications, renewals, provisionals, continuations, continuations-in-part, divisionals, re-issues, re-examinations and foreign counterparts of any of the foregoing;

(aa) “knowledge” or any similar phrase (i) with respect to the Company means the actual knowledge, after reasonable inquiry, of any of the individuals listed in Section 9.5(aa) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge, after reasonable inquiry, of any of the individuals listed in Section 9.5(aa) of the Parent Disclosure Schedule;

(bb) “Law” means any federal, state, local, municipal, foreign, multi-national or other law, statute, constitution, principle of common law, ordinance, code, decree, order, directive, judgment, rule, regulation, ruling or requirement of any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel, including any Antitrust Law and any Healthcare Law;

(cc) “Material Adverse Effect” means any event, development, circumstance, change, effect, condition, or occurrence that, individually or in the aggregate, with all other events, developments, circumstances, changes, effects, conditions or occurrences, (A) has, or would reasonably be expected to have, a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, (B) without limiting clause (A), results in, at Closing, a last twelve (12)-month Adjusted EBITDA of less than $1,075,000,000 determined as of the end of the last fiscal month ended prior to Closing for which internal financial statements of the Company are available, which financial statements shall be available no later than fifteen (15) days following the end of each fiscal month (it being understood that such monthly financial statements are not full financial statements and do not contain all required footnotes and other disclosures and are prepared in the Company’s ordinary course of business) or (C) prevents, materially delays or materially impairs the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, in the case of clause (A) or (B), any event, development, circumstance, change, effect, condition or occurrence to the extent arising out of or resulting from any of the following after the date hereof shall not be deemed, either alone or in combination, to constitute or be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change or development generally affecting the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes or developments in prevailing interest or exchange rates or the disruption of any securities markets, (ii) national or international political or social conditions, (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including any Parent Permitted Transaction, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, or employees of the Company or its subsidiaries (provided that this exception shall not be applied to clause (B) above), (iv) any change in any applicable Laws or applicable accounting regulations or principles, including GAAP, or interpretations thereof, (v) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, terrorism or other international or national emergency, or other force majeure event or natural disaster or act of God or other comparable events, (vi) any change in the price or trading volume of Company Common Stock or the credit rating of the Company, in and of itself, (vii) any failure by the Company to meet (x) any published analyst estimates, expectations, projections or forecasts of the Company’s revenue, earnings, cash flow, cash positions or other financial performance or results of operations for any period or (y) its internal or published projections, budgets, plans, forecasts, guidance, estimates, milestones of its revenues, earnings or other financial performance or results of operations, in and of itself, (viii) any change or development in the industries in which the Company and its subsidiaries operate, (ix) the identity of Parent or its subsidiaries (provided that this exception shall not be applied to clause (B) above), (x) any communication by Parent or its subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business of the Surviving Corporation or its subsidiaries or (xi) any action taken by the Company, or which the Company causes to be taken by any of its subsidiaries, in each case which is expressly required or permitted by this Agreement (other than pursuant to clause (a) of Section 5.1) or at Parent’s express written request (provided that this exception shall not be applied to clause (B) above); except (A) to the extent (and only to the extent) any such event, development, circumstance, change, effect, condition or occurrence described in clauses (i), (ii), (iv), (v) or (viii) is disproportionately adverse to the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its subsidiaries operate and (B) that clauses (vi) and (vii) shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects, conditions or occurrences underlying such changes or failures constitute or contribute to a Material Adverse Effect; provided, further, that the exceptions in clause (iii) above shall not apply with respect to references to Material Adverse Effect in those portions of the representations and warranties contained in Section 3.5(a) (and in Section 7.2(a) and Section 8.1(e)(i) to the extent related to such portions of such representation) to the extent the purposes of such representations and warranties is to address the consequences resulting from the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated by this Agreement;

(dd) “Option” means an option to purchase Company Common Stock granted pursuant to any Company Stock Plan;

(ee) “Parent Price” means the volume weighted average trading price of Parent common stock on NASDAQ for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date;

(ff) “Parent Shares” means each share of Parent common stock, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time;

(gg) “Performance Unit” means a stock-settled performance-vesting restricted share unit granted pursuant to any Company Stock Plan;

(hh) “Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization or other entity of any kind or nature including any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act);

(ii) “Restricted Share” means a restricted Company Share subject to vesting conditions granted pursuant to any Company Stock Plan;

(jj) “Retail Pharmacy” means with respect to any Person or business, any Person who will, any Person who will manage or operate any business that will, or any business that will, dispense prescriptions, other than by mail order or through a centrally fulfilled specialty pharmacy and other than any Person or business that does not engage in commerce or affect commerce in the U.S.;

(kk) “RSU” means a time-vesting restricted share unit granted pursuant to any Company Stock Plan;

(ll) “Senior Employee” means an employee of the Company or its subsidiaries at the level of Executive Vice President or above;

(mm) “Service Provider” means any current or former director, officer, employee or individual independent contractor of the company or any of its subsidiaries;

(nn) “Significant Partner” means each Person set forth on Section 9.5(nn) of the Company Disclosure Schedule and their respective Affiliates;

(oo) “Software” means any computer program, operating system, applications system, firmware or code, including all object code, source code, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology related to same in any form or media;

(pp) “subsidiary” or “subsidiaries” means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any of its other subsidiaries), owns, directly or indirectly, (A) an amount of the voting interests sufficient to appoint or elect a majority of the board of directors or other persons performing similar functions or (B) if there are no such voting interests, a majority of the equity interests therein; and

(qq) “Willful Breach” means a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such Party’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

SECTION 9.6 Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

SECTION 9.7 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule), the Confidentiality Agreement and the Clean Room Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void.

SECTION 9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to (i) after the Effective Time, the provisions of Article II (which shall inure to the benefit of, and be enforceable by, holders of Company Common Stock, Options, Restricted Shares, Performance

Units and RSUs, to the extent necessary to receive the consideration due to such persons thereunder); (ii) after the Effective Time, the provisions of Section 6.10 (which shall inure to the benefit of, and be enforceable by, the Indemnified Parties); and (iii) prior to the Closing, the right of the Company, on behalf of holders of Company Common Stock, Options, Restricted Shares, Performance Units and RSUs, to pursue claims for damages to such holders in the event of Parent’s or Merger Sub’s fraud or Willful Breach. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding the foregoing, the Financing Sources are express third party beneficiaries of, and shall be entitled to rely on and enforce, Section 9.2, this Section 9.8, Section 9.13, Section 9.14 and Section 9.15.

SECTION 9.9 Governing Law. This Agreement, and any Proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or thereby or the legal relationship of the Parties hereto or thereto (whether at law or in equity, and whether in contract or in tort or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

SECTION 9.10 Headings. The descriptive headings contained in this Agreement and the table of contents hereof are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, email in “portable documentation format” (“.pdf”) form, or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.12 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that prior to the valid termination of this Agreement in accordance with Article VIII, it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with any such order or injunction and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.

SECTION 9.13 Jurisdiction. Each of the Parties irrevocably (a) consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the Proceeding in any such court is brought in an inconvenient forum, that the venue of such Proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Without in any way limiting other provision relating to the Financing Sources and notwithstanding anything herein to the contrary, the Company agrees that it will not bring or support or permit any of its controlled Affiliates to bring or support any action, cause of action, claim or third party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law jurisdiction is vested in the federal courts, the U.S. District Court for the Southern District of New York (and the appellate courts thereof) and each party hereto further agrees that the adjudication of any such action, claim or third-party claim shall be governed by and in accordance with the laws of the State of New York.

SECTION 9.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING THOSE CONTEMPLATED BY THE LAST SENTENCE OF SECTION 9.13) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

SECTION 9.15 No Recourse. This Agreement may only be enforced by a Party against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by a Party, against another Party and no past, present or future director, officer or employee of any Party shall have any liability to any Party for any obligations or liabilities of a Party or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby. No Financing Source shall have any liability or obligation to the Company with respect to this Agreement or with respect to any claim or cause of action that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement. Without limiting the rights of any Party against another Party hereunder, in no event shall any Party or any of its Affiliates, and each Party agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach against, or seek to recover monetary damages from, any Affiliate or stockholder of another Party, or any director, officer or employee of another Party or of any Affiliates of another Party.

SECTION 9.16 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” shall not be exclusive. References to “dollars” or “$” are to United States of America dollars. Any capitalized terms used in any schedule or exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. Any reference in this Agreement to gender shall include all genders and the neuter. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. Any agreement, instrument, statute, rule or regulation defined or referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver of consent and (in the case of statutes, rules or regulations) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under such statutes), in each case, as of such date. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not in the ordinary course of business for purposes of this Agreement. The specification of any dollar amount in clause (B) of the definition of “Material Adverse Effect” is not intended to imply that such amount is the appropriate amount for purposes of determining whether any event, development, circumstance, change, effect, condition, or occurrence has the effect described in clause (A) thereof, and no Party shall use the fact of setting forth of any such amount in any dispute or controversy between the Parties as to whether the effect described in clause (A) thereof has occurred.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
RITE AID CORPORATION

By:	/s/ Darren W. Karst
	Name:	Darren W. Karst
	Title:	Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer

[Signature Page to Agreement and Plan of Merger]

PARENT:
WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Stefano Pessina
	Name:	Stefano Pessina
	Title:	Chief Executive Officer

MERGER SUB:
VICTORIA MERGER SUB, INC.

By:	/s/ Stefano Pessina
	Name:	Stefano Pessina
	Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION

of

RITE AID CORPORATION

The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST. The name of the Corporation is Rite Aid Corporation.

SECOND. The registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and the name of its registered agent at that address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL or any successor statute.

FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.001 per share (the “Common Stock”).

FIFTH. The name and address of the incorporator is Andrew Edelen, 425 Lexington Avenue, New York, New York, 10017-3954.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors, acting by majority vote, is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

SEVENTH. Unless and except to the extent that the Bylaws of the Corporation shall so require, election of directors of the Corporation need not be by written ballot.

EIGHTH.

A. Modification of Certain Liability of Directors.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section A or B by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

B. Indemnification and Insurance.

(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (2) of this Section B with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to any employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section B or otherwise.

(2) Right of Claimant to Bring Suit. If a claim under paragraph (1) of this Section B is not paid in full by the Corporation within the thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3) Non Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

(4) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

NINTH. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DCGL shall not apply to the Corporation.

TENTH. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any “internal corporate claim” within the meaning of the DGCL and (B) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended and/or restated from time to time), (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended and/or restated from time to time), or (v) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

ELEVENTH. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.